As filed with the Securities and Exchange Commission on April 19, 2017

Registration No. 333-206861

Registration No. 333-193666

Registration No. 333-190681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

hopTo Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	13-3899021
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

51 East Campbell Avenue, Suite 128

Campbell, CA 95008

(800) 472-7466

(Address and telephone number of registrant’s principal executive offices)

Jean-Louis Casabonne

Chief Financial Officer

hopTo Inc.

51 East Campbell Avenue, Suite 128

Campbell, CA 95008

(800) 472-7466

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Ben D. Orlanski, Esq.

Katherine J. Blair, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, CA 90064

(310) 312-4000

(310) 312-4224 Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

[ ] Large accelerated filer	[ ] Accelerated filer	[ ] Non-accelerated filer	[X] Smaller reporting company

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus filed as part of this Registration Statement also relates to the Registrant’s previously filed Registration Statement on Form S-1 (File No. 333-206861), originally filed on September 10, 2015, previously filed Registration Statement on Form S-1 (File No. 333-193666), originally filed on January 30, 2014, and previously filed Registration Statement on Form S-1 (File No. 333-190681), originally filed on August 16, 2013. This Registration Statement constitutes a Post-Effective Amendment No. 3 to Form S-1 (File No. 333-190681), Post-Effective Amendment No. 2 to Form S-1 (File No. 333-193666) and Post-Effective Amendment No. 1 to Form S-1 (File No. 333-206861), all of which shall become effective concurrently with the effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-1 (File No. 333-206861) (this “Post-Effective Amendment”) is being filed to update certain information in the prospectus, including as a result of the registrant filing its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2017.

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained in this Post-Effective Amendment will be used as a combined prospectus in connection with the following registration statements:

(i)	Registration Statement on Form S-1 (File No. 333-190681), originally filed on August 16, 2013 and declared effective on September 25, 2013, and last declared effective via post-effective amendment No. 2 on June 10, 2015 (as amended, the “2013 Registration Statement”),

(ii)	Registration Statement on Form S-1 (File No. 333-193666), originally filed on January 30, 2014 and declared effective on June 3, 2014, and last declared effective via post-effective amendment No. 1 on June 10, 2015 (as amended, the “2014 Registration Statement”), and

(iii)	Registration Statement on Form S-1 (File No. 333-206861), originally filed on September 10, 2015 and declared effective on September 22, 2015 (as amended, the “2015 Registration Statement”).

This Post-Effective Amendment now covers the sale of 4,352,317 shares of the Company’s common stock, 538,887 of which are issuable from time to time upon the exercise of the warrants. The registration fees for the securities included in this Post-Effective Amendment were paid in connection with the original registration of such shares pursuant to the 2013 Registration Statement, the 2014 Registration Statement and the 2015 Registration Statement, as applicable, and therefore no additional registration fee is being paid in connection herewith. No additional securities are being registered under this filing.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 19, 2017

PROSPECTUS

HOPTO INC.

4,352,317 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time of up to an aggregate of 4,352,317 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders,” identified in the section entitled “Selling Stockholders” in this prospectus, or their transferees. We are registering these shares as required by the terms of the registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will not receive any proceeds from the sale or other disposition of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

The selling stockholders or their transferees may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For additional information, you should refer to the section entitled “Plan of Distribution” of this prospectus. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions incurred by the selling stockholders.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “HPTO.” The closing sales price of our common stock on April 18, 2017 was $0.025 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 9 of this prospectus, and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, attached hereto as Appendix A.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated __________, 2017

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ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about hopTo Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” in this prospectus.

Before you invest in our securities, you should read carefully the registration statement (including the exhibits thereto) of which this prospectus forms a part, this prospectus, any prospectus supplement, or any accompanying prospectus supplement, and our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2016, filed with the SEC on April 7, 2017, attached as Appendix A to this prospectus and forming a part hereof. You should rely only on the information contained in this prospectus and in our Form 10-K. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus or our Form 10-K. You should assume that the information contained in this prospectus and in our Form 10-K is accurate only as of any date on the front cover of this prospectus or the date of our Form 10-K, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “the registrant,” “we,” “us,” and “our” mean hopTo Inc., a Delaware corporation, together with our consolidated subsidiaries, including GraphOn Corporation, a Delaware corporation, unless the context otherwise requires.

hopTo® and GO-Global®, among others, are registered trademarks of hopTo Inc., or its subsidiaries.

FORWARD-LOOKING INFORMATION

This prospectus includes, in addition to historical information, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and the adequacy of our funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements. You can sometimes identify forward-looking statements by our use of forward-looking words like “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “seeks,” “predicts,” “potential,” or “continue” or the negative of these terms and other similar expressions and terminology.

We caution investors that any forward-looking statements presented in this prospectus, or that we may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, us. Although we believe that the plans, objectives, expectations and intentions reflected in or suggested by our forward- looking statements are reasonable, those statements are based only on the current beliefs and assumptions of our management and on information currently available to us and, therefore, they involve uncertainties and risks as to what may happen in the future. Accordingly, we cannot guarantee that our plans, objectives, expectations or intentions will be achieved. Our actual results, performance (financial or operating) or achievements could differ from those expressed in or implied by any forward-looking statement in this prospectus as a result of many known and unknown factors, many of which are beyond our ability to predict or control, and those differences may be material. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

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●	market acceptance of our products;

●	our ability to timely and successfully develop and market new versions of our products;

●	our revenue being solely dependent on our GO-Global product family;

●	our limited number of significant customers;

●	our reliance on indirect distribution channels and the maintenance and growth of our reseller relationships;

●	our ability to develop new products and market acceptance and our ability to manage the risks associated with such new product introduction;

●	the impact of competitive products, technologies and pricing from both large software companies and from productivity app developers;

●	our proprietary rights, while important to our business, are difficult and costly to protect;

●	our limited financial, technical, marketing and personnel resources and the impact of this on our ability to compete against others with greater resources; and

●	local, regional, and national and international economic conditions and events, and the impact they may have on us and our customers.

For further discussion of these and other factors see “Risk Factors” in this prospectus and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Form 10-K (Part II, Item 7 and Part I, Item 1A, respectively) attached hereto as Appendix A. This prospectus and all other written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section.

Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans, objectives, expectations and intentions as of any subsequent date. Although we may elect to update or revise forward-looking statements at some time in the future, we specifically disclaim any obligation to do so, even if our plans, objectives, expectations or intentions change.

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PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus, and in our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2016, which is attached as Appendix A to this prospectus and forms a part hereof. This summary does not contain all of the information that should be considered before investing in our securities. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our securities discussed in this prospectus and in the Form 10-K. See “Risk Factors” beginning on page 9 of this prospectus and in Part I, Item 1A of our Form 10-K attached hereto as Appendix A.

OVERVIEW

Introduction

We are developers of application publishing software which includes application virtualization software and cloud computing software for multiple computer operating systems including Windows, UNIX and several Linux-based variants. Our application publishing software solutions are sold under the brand name GO-Global, which is our sole revenue source at this time. GO-Global is an application access solution for use and/or resale by independent software vendors (“ISVs”), corporate enterprises, governmental and educational institutions, and others who wish to take advantage of cross-platform remote access and Web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments.

Since 2012 we have also been developing several products in the field of software productivity for mobile devices such as tablets and smartphones, which have been marketed under the hopTo brand.

The hopTo products were originally marketed to consumers and were later also marketed to small and medium sized businesses and enterprise level customers under the name hopTo Work. hopTo Work allows customers to instantly transform their legacy applications to become touch friendly on modern mobile devices. During 2015 and 2016 we also worked to integrate hopTo Work with certain software products offered by Citrix Systems.

Over the years, we have also made significant investments in intellectual property (“IP”). We have filed many patents designed to protect the new technologies embedded in hopTo.

Recent Developments

As of the fourth quarter 2016, we have effectively ceased all of our sales, marketing and R&D efforts for the hopTo products, and at this time we do not expect any meaningful revenues from these products in the foreseeable future.

We continue to own all hopTo-related IP including source-code, related patents, and the relevant trademarks. We continue to believe that we may be able to extract value from these assets and are currently working to do so at this time. For detailed information on the hopTo products and technologies, please refer to our Annual Report on form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 7, 2017, as well as our other SEC filings which are available at www.sec.gov.

Corporate Background

hopTo Inc., or the Company, is a Delaware corporation, founded in May 1996. Our headquarters are located at 51 East Campbell Avenue, Suite 128, Campbell, California, 95008, our toll-free phone number is 1-800-472-7466, and our phone number for local and international calls is 408-688-2674. We also have an office in Concord, New Hampshire. Additionally, we have remote employees located in various states, as well as internationally in the United Kingdom and Israel. Our corporate Internet Website is http://www.hopTo.com. The information on our Website is not part of this annual report.

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Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports filed with or furnished to the SEC under sections 13(a) or 15(d) of the Securities Exchange Act of 1934 are made available free of charge on our corporate Internet Website investor webpage at www.hopto.com/investors (click the “Financial Reporting” link and then the “SEC Filings” link) as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC.

Our Intellectual Property

We believe that IP is a business tool that potentially maximizes our competitive advantages and product differentiation, grows revenue opportunities, encourages collaboration with key business partners, and protects our long-term growth opportunities. Strategic IP development is therefore a critical component of our overall business strategy. It is a business function that consistently interacts with our research and development, product development, and marketing initiatives to generate further value from those operations.

We rely primarily on trade secret protection, copyright law, confidentiality, and proprietary information agreements to protect our proprietary technology and registered trademarks. Despite our precautions, it may be possible for unauthorized third parties to copy portions of our products, or to obtain information we regard as proprietary. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on our results of operations and financial condition. We intend to defend our proprietary technology rights; however, we cannot give any assurance that our efforts to protect our proprietary technology rights will be successful.

We also currently hold rights to patents but are not currently pursuing additional patent applications.

We do not believe our products infringe on the rights of any third parties, but we can give no assurance that third parties will not assert infringement claims against us in the future, or that any such assertion will not result in costly litigation or require us to obtain a license to proprietary technology rights of such parties.

ipCapital Group, Inc.

On October 11, 2011, we engaged ipCapital Group, Inc. (“ipCapital”), an affiliate of John Cronin, who is one of our directors, to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets. Our engagement agreement with ipCapital, which has been amended three times, affords us the right to request ipCapital to perform a number of diverse services, employing its proprietary processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing opportunities. See the Exhibits referred to in Item 15 in Form 10-K attached hereto as Appendix A for further details on the ipCapital engagement agreement and amendments thereto.

In addition to the fees we agreed to pay ipCapital for its services, we issued ipCapital a five-year warrant to purchase up to 26,667 shares of our common stock at an initial price of $3.90 per share. Half of the warrant (13,333 shares) has a time-based vesting condition, with such vesting to occur in three equal annual installments. The vesting installments occurred on October 11, 2012, 2013 and 2014, respectively. The remaining 13,333 shares became fully vested upon the completion to our satisfaction of all services that we requested from ipCapital under the engagement agreement, prior to the signing of the amendments. Such performance was deemed satisfactory during 2012. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation than we would be required to pay an unaffiliated person for substantially similar services.

As a result of ipCapital’s work under the engagement agreement, as amended, as of March 31, 2017, 173 new patent applications have been filed. Of these 173 applications, 52 patents have been granted by the United States Patent and Trademark Office (“USPTO”). We have also received notice from the USPTO that one additional patent application has been allowed and will ultimately issue as a US patent in the next 30-45 days. Due to financial constraints on our operations, we have suspended patent prosecution activity other than to pay issuance fees for patents already approved by USPTO. As of March 31, 2017 there are 5 patent applications that remain pending with the USPTO. We do not expect to file more applications in 2017.

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ipCapital Licensing Company I, LLC

In February, 2013, we entered into an IP Brokerage agreement with ipCapital Licensing Company I, LLC (“ipCLC”) (the “IP Brokerage Agreement”). At the time that we entered into this agreement, John Cronin was a partner at ipCLC. He is no longer affiliated with ipCLC. Pursuant to the IP Brokerage Agreement, we engaged ipCLC, on a no-retainer basis, to identify and present us with candidates who may be seeking to acquire a certain limited group of our patents unrelated to our current business strategy. In June, 2016, we determined that the IP Brokerage Agreement is no longer in effect since ipCLC no longer exists as an entity.

The GO-Global Software Products

Our GO-Global product offerings can be categorized into product families as follows:

●	GO-Global for Windows: Allows access to Windows-based applications from remote locations and a variety of connections, including the Internet and dial-up connections. The Windows applications run on a central computer server along with GO-Global Windows Host software. This allows the applications to be accessed remotely via GO-Global Client software, or a Web browser, over many types of data connections, regardless of the bandwidth or operating system. Web-enabling is achieved without modifying the underlying application’s code or requiring costly add-ons.

●	GO-Global for UNIX:Allows access to UNIX and Linux-based applications from remote locations and a variety of connections, including the Internet and dial-up connections. The UNIX/Linux applications run on a central computer server along with the GO-Global for UNIX Host software. This allows the applications to be accessed and run remotely via GO-Global Client software or a Web browser without having to modify the application’s code or requiring costly add-ons.

●	GO-Global Client: We offer a range of GO-Global Client software that allows remote application access from a wide variety of local, remote and mobile platforms, including Windows, Linux, UNIX, Apple OS X and iOS, and Google Android. We plan to continue to develop GO-Global Client software for new portable and mobile devices.

Target Markets

The target market for our GO-Global products includes small to medium-sized companies, departments within large corporations, governmental and educational institutions, independent software vendors (ISVs) and value-added resellers (VARs). Our software enables these targeted organizations to move their existing applications to the public cloud and provide SaaS, or move them to a secure, private cloud environment. By using our software, organizations can give their remote users, partners and customers access to their native applications. Our software is designed to allow these organizations and enterprises to tailor the configuration of the end-user device for a particular purpose, rather than following a “one PC fits all” high-cost ownership model. We believe our opportunities are as follows:

●

ISVs. By Web-enabling their applications through use of our products, we believe that our ISV customers can accelerate their time to market without the risks and delays associated with rewriting applications or using other third-party software, thereby opening up additional revenue opportunities and securing greater satisfaction and loyalty from their customers.

Our technology integrates with their existing software applications without sacrificing the full-featured look and feel of such applications, thereby providing ISVs with out-of-the-box Web-enabled applications with their own branding for licensed, volume distribution to their enterprise customers. We further believe that ISVs that effectively address the Web computing needs of customers and the emerging application service provider market will have a competitive advantage in the marketplace.

●	Enterprises Employing a Mix of UNIX, Linux, Macintosh and Windows. Small to medium-sized companies that utilize a mixed computing environment require cross-platform connectivity software, like GO-Global Host and/or GO-Global Gateway, which will allow users to access applications from different client devices. We believe that our server-based software products will significantly reduce the cost and complexity of connecting PCs to various applications.

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●	Enterprises with Remote Computer Users and/or Extended Markets. We believe that remote computer users and enterprises with extended markets comprise two of the faster growing market segments in the computing industry. Extended enterprises permit access to their computing resources by their customers, suppliers, distributors and other partners, thereby affording them manufacturing flexibility, increased speed-to-market, and enhanced customer satisfaction. For example, extended enterprises may maintain decreased inventory via just-in-time, vendor-managed inventory and related techniques, or they may license their proprietary software application on a “pay-per-use” model, based on actual time usage by the user. The early adoption of extended enterprise software may be driven in part by an organization’s need to exchange information over a wide variety of computing platforms. We believe that our server-based software products, along with our low-impact communications protocol, which has been designed to enable highly efficient low-bandwidth connections, are well positioned to provide extended enterprises with the necessary means to exchange information over a wide variety of computing platforms.

●	VARs. The VAR channel presents an additional sales force for our products and services. In addition to creating broader awareness of our GO-Global products, VARs also provide integration and support services for our current and potential customers. Our products allow VARs to offer a cost-effective competitive alternative for server-based, or thin-client, computing. In addition, reselling our GO-Global products creates new revenue streams for our VARs.

Strategic Customer Relationships

We believe it is important to maintain our current strategic alliances and to seek suitable new alliances in order to enhance shareholder value, improve our technology and/or enhance our ability to penetrate relevant target markets. We also are focusing on strategic relationships that have immediate revenue generating potential, strengthen our position in the server-based software market, add complementary capabilities and/or raise awareness of our products and us. Our strategic relationships for all GO-Global products include the following:

●	We are party to a non-exclusive distribution agreement with KitASP, a Japanese application service provider founded by companies within Japan’s electronics and infrastructure industries, including NTT DATA, Mitsubishi Electric, Omron, RICS, Toyo Engineering and Hitachi. Pursuant to this agreement, which was entered into in September 2011, KitASP has licensed our GO-Global product line for inclusion in their software products, primarily their server-bundled application service provider software solution. Either party may terminate the contract upon 60 days’ written notice to the other party.

●	We are party to a non-exclusive channel partner agreement with Elosoft Informatica Ltda, a South American distributor of various technology products, including both hardware and software offerings, and related services. Under the terms of this agreement, Elosoft has licensed both our GO-Global Windows Host and GO-Global for UNIX software for deployment to their distribution network with both sub-distributors and end-users. Our agreement with Elosoft, which was originally entered into in February 2005, automatically renews annually. Either party may terminate the agreement upon 60 days’ written notice to the other party.

●	We are party to a non-exclusive global purchasing agreement with Alcatel-Lucent, a telecommunications, network systems and services company. Pursuant to this relationship, which started in July 1999, Alcatel-Lucent has licensed our GO-Global for UNIX software for inclusion with their software products. Many of Alcatel-Lucent’s customers are using our server-based software to remote access Alcatel-Lucent’s Network Management Systems (“NMS”) applications. Our current agreement with Alcatel-Lucent expired in December 2012. Since December 2012 we have mutually agreed with Alcatel-Lucent to renew this contract each year for additional one-year with terms consistent with those set forth in the expired contract. The current renewal period expires in December 2017.

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●	We are party to a non-exclusive distribution agreement with GE Intelligent Platforms (“GE”), a U.S. based designer, manufacturer, and supplier of products for industrial control and automation. GE has licensed our GO-Global product line for inclusion in their automation and production management software products. Our agreement with GE, which was originally entered into in December 2002, automatically renews annually. Either party may terminate the contract upon 60 days’ written notice to the other party.

●	In August 2011 we entered into an agreement with GAD eG (“GAD”), a Germany based provider of information technology, software development and data processing solutions for retail banks. GAD licensed our GO-Global for Windows software and embedded it in their banking applications. This agreement covered a one-time transaction of theirs with a large German bank. The installation of their software application generated significant product license sales for us in 2011 and 2012. We expect to have maintenance sales in future years; however we do not expect to have future product licensing sales to GAD comparable to the 2012 and 2011 levels.

●	In January 2010, we entered into a non-exclusive reseller and distribution agreement with Information Delivery Systems, LLC (IDS), a U.S. based publisher and hosting solutions provider for churches and educational institutions. IDS has licensed our GO-Global for Windows software and has utilized it as the hosting engine for its cloud-based solutions. Our agreement with IDS automatically renews annually. Either party may terminate the contract upon 60 days’ written notice to the other party.

Sales, Marketing and Support

Sales and marketing efforts for our software products are directed at increasing product awareness and demand among ISVs, small to medium-sized enterprises, departments within larger corporations and VARs who have a vertical orientation or are focused on Windows, UNIX and/or Linux environments. Current marketing activities include Internet marketing, direct response, targeted advertising campaigns, tradeshows, promotional materials, public relations, and maintaining an active Web presence for marketing and sales purposes.

We currently consider the following to be our most significant customers and partners. For the purposes of this table, “Sales” refers to the dollar value of orders received from these customers and partners in the period indicated. These Sales values do not necessarily equal recognized revenue for these periods due to our revenue recognition policies which require deferral of revenue associated with stocking orders of software licenses and prepaid software service fees.

	2016	2015
Customer	% Sales	% Sales
Alcatel	6.0%	4.9%
Centric System	5.0%	5.0%
Elosoft	11.0%	10.9%
KitASP	8.0%	3.8%
Uniface	6.1%	5.3%
Total	36.1%	29.9%

Many of our customers enter into, and periodically renew, maintenance contracts to ensure continued product updates and support. Currently, we offer maintenance contracts for one, two, three and five-year periods.

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Operations

We perform all purchasing, order processing and shipping of products and accounting functions related to our operations. Although we generally ship products electronically, when a customer requires us to physically ship them a disc, production of the disc, printing of documentation and packaging are also accomplished through in-house means; however, since virtually all of our orders are currently being fulfilled electronically, we do not maintain any prepackaged inventory. Additionally, we have relatively little backlog at any given time; thus, we do not consider backlog a significant indicator of future performance.

Research and Development

Our 2016 research and development efforts focused on further enhancing the functionality, performance and reliability of existing products and developing new features, including activity on hopTo products. We invested approximately $2,187,900 and $4,224,000 in research and development with respect to our software products in 2016 and 2015, respectively. During 2016 and 2015, we capitalized an additional $0 and $12,000 of development investments incurred in the development of hopTo, respectively. During 2016 and 2015, we determined that an impairment of $15,500 and $182,400, respectively, existed with certain capitalized software development costs associated with our hopTo consumer product and recognized that cost as part of cost of revenue.

Competition

The software markets in which we participate are highly competitive. Competitive factors in our market space include price, product quality, functionality, product differentiation and the breadth and variety of product offerings and product features. We believe that our products offer certain advantages over our competitors, particularly in product performance and market positioning.

GO-Global competes with developers of conventional server-based software for the individual PC, as well as with other companies in the cloud computing software market and the application virtualization software market. We believe our principal competitors in the cloud computing software market include Citrix Systems, Inc., OpenText Communications, Ltd. and Microsoft Corporation. Citrix is an established leading vendor of virtualization software, OpenText is an established market leader for remote access to UNIX applications and Microsoft is an established leading vendor of Windows operating systems and services for servers.

Employees

As of March 20, 2017, we had a full-time equivalent of 15.5 total employees, including 3 in marketing, sales and support, 8.5 in research and development (which is inclusive of employees who may also perform customer service related activities), 3.5 in administration and finance and 0.5 in our patent group. We believe our relationship with our employees is good. None of our employees are covered by a collective bargaining agreement.

PRIVATE PLACEMENTS

On September 1, 2011, we entered into a securities purchase agreement with a limited number of institutional and retail investors, all of whom were “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act, pursuant to which we issued and sold for cash 2,366,667 shares of our common stock at a purchase price of $3.00 per share, resulting in our receipt of gross proceeds of $7.1 million (the “2011 Private Placement”). We also issued warrants to the investors and the placement agent for no additional consideration, which expired on September 1, 2016.

On June 17, 2013, we entered into, and subsequently consummated, an Exercise Agreement (the “Exercise Agreement”) with five of the largest investors in our 2011 Private Placement, providing for the exercise for cash by such investors of warrants to purchase an aggregate of 600,000 shares of our common stock. We received cash proceeds of $2.34 million as a result of the warrants exercised. In consideration for the early exercise of these warrants, we issued to the exercising holders an aggregate of 300,000 new warrants to purchase common stock at an exercise price of $15.00 per warrant, with a term of five years from issuance (the “New Warrants”).

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On August 9, 2013, we consummated an offer to exercise warrants (the “Offer to Exercise”) made to holders of warrants issued in the 2011 private placement who were not parties to the Exercise Agreement. We were obligated to conduct the Offer to Exercise under the terms of the Exercise Agreement. In connection with the Offer to Exercise, warrants to purchase an aggregate of 20,333 shares of our common stock were exercised for which we received cash proceeds of $64,000. In consideration for the early exercise of these warrants, we issued an aggregate of 10,167 New Warrants at an exercise price of $15.00 per warrant, with a term of five years from issuance.

On January 7, 2014, we entered into a securities purchase agreement, with a limited number of accredited investors, pursuant to which we issued and sold for cash units consisting of an aggregate of 753,333 shares of our common stock and warrants to purchase an aggregate 376,667 shares of our common stock (the “2014 Private Placement”). The purchase price was $4.50 per unit. The warrants have an exercise price of $6.00 per share and are exercisable until January 7, 2019. We received $3,390,000 from this placement.

On July 28, 2015, we sold an aggregate of 1,924,266 shares of common stock to certain accredited investors at a purchase price of $1.21 per share. In addition, on that date, we sold an additional 181,653 shares of common stock at the same price to the following officers and directors of the Company: Eldad Eilam (CEO), Jean-Louis Casabonne (CFO), and directors Michael Brochu, Sam Auriemma, John Cronin, and Jeremy Verba (such transactions, collectively, the “2015 Private Placement”). We derived gross proceeds of $2,550,500 from this placement.

This prospectus relates to the sale or other disposition by the selling stockholders of (i) the common stock issuable or originally issuable upon exercise of the warrants issued to the investors as a result of the Exercise Agreement and Offer to Exercise, (ii) the common stock issuable or originally issuable upon exercise of the warrants issued to the investors in the 2014 Private Placement, and (iii) the common stock issued to the investors in the 2015 Private Placement as well as shares of common stock issued to those investors to the extent they purchased and own shares from the 2011 Private Placement, Exercise Agreement, Offer to Exercise and 2014 Private Placement.

THE OFFERING

Common stock outstanding prior to this offering:	9,804,400 shares (1)

Common stock offered for sale by the selling stockholders:	4,352,317 shares (2)

Common stock to be outstanding after this offering:	10,343,287 shares (3)

Use of Proceeds:	We will not receive any proceeds from the sale or other disposition of the 4,352,317 shares of common stock offered by the selling stockholders under this prospectus. We will, however, receive up to $5,933,313 in the aggregate from the selling stockholders if they exercise, for cash, unexercised warrants to acquire 538,887 shares of our common stock. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

Risk Factors:	See the section entitled “Risk Factors” beginning on page 9 and other information included in this prospectus and Part I, Item 1A of our Form 10-K attached hereto as Appendix A for a discussion of factors you should consider before making an investment decision.

OTC QB symbol:	HPTO

(1)

As of April 7, 2017. This number excludes (i) 698,119 shares issuable upon the exercise of warrants and (ii) 684,722 shares of our common stock, which are issuable upon exercise of our outstanding options. An additional 237,683 shares are reserved for future grants under our stock option plans.

(2)	Includes 538,887 shares issuable upon the exercise of warrants held by the selling stockholders.

(3)

Based upon our issued and outstanding shares of common stock as of April 7, 2017 and assumes the exercise of all 538,887 shares issuable upon the exercise of warrants held by the selling stockholders that are being offered under this prospectus and that no other warrants or options are exercised.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in any of our securities, you should consider carefully the risks factors we describe in this prospectus, as well as those risks described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each contained in our Form 10-K, which is attached as Appendix A to this prospectus and forms a part hereof, and all of the information contained in this prospectus. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and our future growth prospects. Under these circumstances, the trading price and value of our common stock could decline resulting in a loss of all or part of your investment. The risks and uncertainties described in this prospectus are not the only ones we face. Additional risks and uncertainties of which we are not presently aware, or that we currently consider immaterial, may also affect our business operations.

There have been no material changes in our risk factors from those set forth under Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission on April 7, 2017.

Risks Related to Our Business

We have a history of operating losses and expect these losses to continue, at least for the near future.

We have experienced significant operating losses since we began operations. We incurred losses from operations before provision for income taxes of $1,850,100 and $4,387,400 for the years ended December 31, 2016 and 2015, respectively. We expect to report an operating loss on a consolidated basis for the year ending December 31, 2017. In subsequent reporting periods, if revenues grow more slowly than anticipated, or if aggregate operating expenses exceed expectations, we will continue to be unprofitable. Even if we become profitable, we may be unable to sustain such profitability.

Our revenue is typically generated from a limited number of significant customers.

A material portion of our revenue, all of which is currently derived from our GO-Global products, during any reporting period is typically generated from a limited number of significant customers, all of which are unrelated third parties. We categorize our customers into three broad categories for revenue recognition purposes: stocking resellers, non-stocking resellers and direct end users. If any of our significant non-stocking resellers or direct end users reduce their order level or fail to order during a reporting period, our revenue could be materially adversely impacted because we recognize revenue on sales to these customers upon product delivery, assuming all other revenue recognition criteria have been met.

Our significant stocking resellers are typically ISVs who have bundled our products with theirs to sell as Web-enabled versions of their products. These customers maintain inventories of our products for resale, and we do not recognize revenue until our products are resold to end users, assuming all other revenue recognition criteria have been met. If these customers decide to maintain a lower level of inventory in the future and/or they are unable to sell their inventory to end users as quickly as they have in the past, our revenue and business could be materially adversely impacted.

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If we are unable to develop new products and enhancements to our existing products, our business, results of operations, financial condition, and cash flows could be materially adversely impacted.

The market for our products and services is characterized by:

●	frequent new product and service introductions and enhancements;

●	rapid technological change;

●	evolving industry standards;

●	fluctuations in customer demand; and

●	changes in customer requirements.

Our future success depends on our ability to continually enhance our current products and develop and introduce new products that our customers choose to buy. If we are unable to satisfy our customers’ demands and remain competitive with other products that could satisfy their needs by introducing new products and enhancements, our business, results of operations, financial condition, and cash flows could be materially adversely impacted. Our future success could be hindered by, among other factors:

●	the amount of cash we have available to fund investment in new products and enhancements;

●	delays in our introduction of new products and/or enhancements of existing products;

●	delays in market acceptance of new products and/or enhancements of existing products; and

●	a competitor’s announcement of new products and/or product enhancements or technologies that could replace or shorten the life cycle of our existing products.

For example, sales of our GO-Global Windows Host software could be affected by the announcement from Microsoft of an intended release, and the subsequent actual release, of a new Windows-based operating system, or an upgrade to a previously released Windows-based operating system version. These new or upgraded systems may contain similar features to our products or they could contain architectural changes that would temporarily prevent our products from functioning properly within a Windows-based operating system environment.

Our operations consume cash and we will need to raise additional capital in the future to fund our continued operating needs.

As of December 31, 2016, our cash balance was $546,200, as compared with $1,777,300 as of December 31, 2015, a decrease of $1,231,100, or 69.3%. The decrease primarily resulted from cash we used in our operations.

We have incurred significant net losses since our inception. For the year ended December 31, 2016, the Company incurred a net loss of $1,852,900. At December 31, 2016, the Company had an accumulated deficit of $82,449,800 and a working capital deficit of $2,396,600. Due to our inability to date to generate meaningful revenue from our hopTo Work business and our continued estimation that revenue from this product is unlikely in any reasonable time frame, our cash resources may not be sufficient to fund our business for the next 12 months. The Company’s ability to continue as a going concern is dependent on our ability to continue to generate revenue from our legacy GO-Global business and to raise additional capital through the issuance of new equity, debt financing, or from the sale of certain assets to meet short and long-term operating requirements.

Based on our cash on hand as of December 31, 2016, and cash from operations of our legacy GO-Global business, we believe that we will have sufficient resources to meet only basic operations for the next twelve months, such as ongoing GO-Global business. Therefore, executing any operational plans for hopTo products would require new capital from issuances of debt or equity.

There can be no assurance of new revenue from new or existing product lines or additional capital from debt or equity issuances. In addition, issuances of new capital stock would dilute existing stockholders and may give the purchasers of new capital stock additional rights, preferences and privileges relative to existing stockholders. There can be no assurance that additional capital necessary for any execution of hopTo operations will be available on a timely basis, on reasonable terms or at all.

In the event that revenues from our current products or future products are not consistent with the levels assumed in our current operational plans and we are not able to secure new capital through issuances of debt or equity, we may need to reorganize our operations to continue to maintain our current business.

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Sales of products within our GO-Global product families are likely to be our primary source of revenue during 2017.

Due to financial constraints we gradually suspended all development and sales of hopTo products over the course of the second half of 2016 and believe that sales of products within our GO-Global product families, and related enhancements, will be our only source of revenue during 2017. The success, if any, of our new GO-Global releases may depend on a number of factors, including market acceptance of the new GO-Global releases and our ability to manage the risks associated with introducing such releases. Declines in demand for our GO-Global products could occur as a result of, among other factors:

●	lack of success with our strategic partners;

●	new competitive product releases and updates to existing competitive products;

●	decreasing or stagnant information technology spending levels;

●	price competition;

●	technological changes; or

●	general economic conditions in the markets in which we operate.

If our customers do not continue to purchase GO-Global products as a result of these or other factors, our revenue would decrease and our results of operations, financial condition, and cash flows would be adversely affected.

The discontinuation of our hopTo Work business significantly reduces our growth potential.

As of the fourth quarter of 2016, we have effectively ceased all of our sales, marketing and R&D efforts for the hopTo products, and at this time we do not expect any meaningful revenues from these products in the foreseeable future. hopTo Work was our primary growth initiative.

Accordingly, shareholders and prospective shareholders should not view our company as having growth potential.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of investors.

Our operating results are likely to fluctuate significantly in the future on a quarterly and annual basis due to a number of factors, many of which are outside our control. Factors that could cause our operating results and therefore our revenues to fluctuate include the following, among other factors:

●	our ability to maximize the revenue opportunities of our patents;

●	variations in the size of orders by our customers;

●	increased competition; and

●	the proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (“OEMs”) and others.

In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time orders from non-recurring customers, or customers who order infrequently. Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income. Also, we may reduce prices and/or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of investors. In that event, the trading price of our common stock would likely be adversely affected.

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We will encounter challenges in recruiting, hiring and retaining new personnel and/or replacements for any members of key management or other personnel who depart.

Our success and business strategy is dependent in large part on our ability to attract and retain key management and other personnel in certain areas of our business. If any of these employees were to leave, we would need to attract and retain replacements for them. We have lost employees, including at the officer level and in our new products engineering group, in the past. Without a successful replacement, the loss of the services of one or more key members of our management group and other key personnel could have a material adverse effect on our business.

With the exception of the employment agreement we entered into with our Chief Executive Officer during 2013, we do not have long-term employment agreements with any of our key personnel and any officer or other employee can terminate their relationship with us at any time. We may also need to add key personnel in the future in order to successfully implement our business strategies. The market for such qualified personnel is highly competitive and it includes other potential employers whose financial resources for such qualified personnel are more substantial than ours. Consequently, we could find it difficult to attract, assimilate or retain such qualified personnel in sufficient numbers to successfully implement our business strategies.

Our failure to adequately protect our proprietary rights may adversely affect us.

Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, as well as trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken or may take in the future will be adequate to protect us from misappropriation or infringement of our intellectual property. Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property or other proprietary rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon, or loss of, any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future.

Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or further develop any of these relationships or to replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any license between any third party and us may adversely affect our business.

We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or develop new reseller relationships.

Our GO-Global products are primarily sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, VARs, distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations, financial condition, and cash flows. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

The markets in which we participate are highly competitive and have more established competitors.

The markets we participate in with GO-Global are intensely competitive, rapidly evolving and subject to continuous technological changes. We expect competition to increase in each of these markets as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot give any assurance that our competitors will not develop and market competitive products that will offer superior price or performance features, or that new competitors will not enter our markets and offer such products. We believe that we will need to invest significant financial resources in research and development to remain competitive in the future in each of the markets in which we compete. Such financial resources may not be available to us at the time or times that we need them, or upon terms acceptable to us, or at all. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

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Risks Related to Our Common Stock

Our stock is thinly traded and its price has been historically volatile.

Our stock is thinly traded. As such, holders of our stock are subject to a high risk of illiquidity, e.g., you may not be able to sell as many shares at the price you would like, or you may not be able to purchase as many shares at the price you would like, due to the low average daily trading volume of our stock. Additionally, the market price of our stock has historically been volatile; it has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations. Your investment in our stock could lose some or all of its value.

Future sales of our common stock could adversely affect its price and our future capital-raising activities, and could involve the issuance of additional equity securities, which would dilute current shareholder investments in our common stock and could result in lowering the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our management team and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions and issue securities with rights and preferences senior to the rights and preferences of our common stock, and we may issue securities at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock.

As of December 31, 2016 and December 31, 2015, we had outstanding warrants for an aggregate of 698,119 and 1,411,619 shares of common stock, respectively, at weighted average exercise prices of $10.02 and $6.90 per share for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016 and December 31, 2015, we had outstanding options exercisable for an aggregate of 684,722 and 705,990 shares of common stock, respectively, at weighted average exercise prices of $2.64 and $2.63 per share, respectively. The holders may sell these shares exercisable under warrants or options in the public markets from time to time. In addition, as our stock price rises, more outstanding warrants and options will be “in-the-money” and the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

Our common stock is quoted on the FINRA OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted under the symbol “HPTO” on the OTC Bulletin Board market (“OTCBB”) operated by FINRA (Financial Industry Regulatory Authority) and on the OTC Markets Group QB tier (“OTCQB”). Neither the OTCBB nor the OTCQB is a “national securities exchange,” and in general, each is a significantly more limited market than the markets operated by the New York Stock Exchange and NASDAQ. The quotation of our shares on the OTCBB and the OTCQB could result in a less liquid market being available for existing and potential stockholders to trade shares of our common stock, which could depress the trading price of our common stock and have a long-term adverse impact on our ability to raise capital in the future. Because of the limited trading market for our common stock, and because of the significant price volatility, investors may not be able to sell their shares of common stock when they want to do so.

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Our stock may lose access to a viable trading market.

Given the increasing cost and resource demands of being a public company, we may decide to “go dark,” or cease filing with the SEC, by deregistering our securities, for a period of time until our assets and stockholder base are sufficient to warrant public trading again. During such time, there would be a substantial decrease in disclosure by us of our operations and prospects, and a substantial decrease in the liquidity in our common stock even though stockholders may still continue to trade our common stock in the OTC market or “pink sheets.” The market’s interpretation of a company’s motivation for “going dark” varies from cost savings, to negative changes in the firm’s prospects, to serving insider interests, which may affect the overall price and liquidity of a company’s securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by our Board of Directors.

FINRA’s sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Provisions in our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws may have the effect of delaying or preventing a change in control of our company or our management, even if doing so would be beneficial to our stockholders. These provisions include authorizing our Board of Directors to issue preferred stock without stockholder approval and limiting the persons who may call special meetings of stockholders and providing that stockholders cannot take action by written consent in lieu of a meeting. As a Delaware corporation, we are also subject to section 203 of the Delaware General Corporation Law (“DGCL”), which among other things, and subject to various exceptions, restricts against certain business transactions between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock (“an interested stockholder”) for a period of three years from the date the stockholder becomes an interested stockholder unless our Board of Directors approved the holder’s acquisition of our stock in advance. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

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USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTC QB tier under the symbol “HPTO.”

The following table sets forth, for the periods indicated, the high and low closing sales price of our common stock. Since March 27, 2003 our common stock has been quoted on the Over-the-Counter Bulletin Board. Our common stock is quoted under the symbol “HPTO.” The amounts reflected in the following table are also adjusted to reflect the impact of the Reverse Stock Split, which became effective in the stock market upon commencement of trading on January 28, 2016.

	High	Low
2017
First Quarter	$0.06	$0.016
2016:
First Quarter	$1.74	$0.71
Second Quarter	2.10	0.83
Third Quarter	1.29	0.03
Fourth Quarter	0.14	0.02
2015:
First Quarter	$3.60	$1.97
Second Quarter	2.31	1.49
Third Quarter	2.03	1.05
Fourth Quarter	1.53	0.77
2014:
First Quarter	$5.70	$3.00
Second Quarter	3.90	1.50
Third Quarter	2.40	1.35
Fourth Quarter	2.40	1.35

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

On March 20 2017, there were approximately 141 holders of record of our common stock. On March 31, 2017, the closing price of our common stock was $ 0.021.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by the board of directors.

PROPERTIES

See Part I, Item 2 of our Form 10-K, which is attached as Appendix A to and forms a part of this prospectus.

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legal proceedings

See Part I, Item 3 of our Form 10-K which is attached as Appendix A to and forms a part of this prospectus.

FINANCIAL STATEMENTS and supplementary data

See Part II, Item 8 of our Form 10-K which is attached as Appendix A to and forms a part of this prospectus.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help investors understand our views on our financial condition and results of operations. You should read this discussion in conjunction with the audited consolidated financial statements and the related notes contained in our Form 10-K for the year ended December 31, 2016, which is attached as Appendix A to this prospectus.

See Part II, Item 7 of our Form 10-K, which is attached as Appendix A to and forms a part of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

See Part III, Item 10 “Directors, Executive Officers and Corporate Governance” of our Form 10-K, which is attached as Appendix A to and forms a part of this prospectus.

EXECUTIVE COMPENSATION

See Part III, Item 11 “Executive Compensation” of our Form 10-K, which is attached as Appendix A to and forms a part of this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

See Part III, Item 12 “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of our Form 10-K, which is attached as Appendix A to and forms a part of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

See Part III, Item 13 “Related Party Transactions” and “Director Independence” of our Form 10-K, which is attached as Appendix A to and forms a part of this prospectus.

SELLING STOCKHOLDERS

On September 1, 2011, in the 2011 Private Placement, we entered into a securities purchase agreement with a limited number of institutional and retail investors, all of whom were “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act, pursuant to which we issued and sold for cash 2,366,667 shares of our common stock at a purchase price of $3.00 per share, resulting in our receipt of gross proceeds of $7.1 million. We also issued warrants to the investors for no additional consideration, which expired on September 1, 2016.

On June 17, 2013, we entered into, and subsequently consummated, the Exercise Agreement with five of the largest investors in the 2011 Private Placement, providing for the exercise for cash by such investors of warrants to purchase an aggregate of 600,000 shares of our common stock. We received cash proceeds of $2.34 million as a result of the warrants exercised. In consideration for the early exercise of these warrants, we issued to the exercising holders an aggregate of 300,000 New Warrants to purchase common stock at an exercise price of $15.00 per warrant, with a term of five years from issuance. On August 9, 2013, we consummated the Offer to Exercise with holders of warrants issued in the 2011 Private Placement who were not parties to the Exercise Agreement. We were obligated to conduct the Offer to Exercise under the terms of the Exercise Agreement. In connection with the Offer to Exercise, warrants to purchase an aggregate of 20,333 shares of our common stock were exercised for which we received cash proceeds of $64,000 and issued to participating warrant holders an aggregate of 10,167 New Warrants.

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On January 7, 2014, in the 2014 Private Placement, we entered into the 2014 Agreement, with a limited number of “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act, pursuant to which we issued and sold for cash units consisting of an aggregate of 753,333 shares of our common stock and warrants to purchase an aggregate of 376,664 shares of our common stock. The purchase price was $4.50 per unit. The warrants have an exercise price of $6.00 per share and are exercisable until January 7, 2019. We received gross proceeds of $3,390,000 from this placement.

On July 28, 2015, in the 2015 Private Placement, we sold an aggregate of 1,924,266 shares of common stock to a limited number of “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act at a purchase price of $1.21 per share. In addition, on that date, we sold an additional 181,653 shares of common stock at the same price to our CEO Eldad Eilam and CFO Jean-Louis Casabonne, and directors Michael Brochu, Sam Auriemma, John Cronin, and Jeremy Verba.

We are registering the resale or other disposition by the selling stockholders of certain common stock sold to the investors in the offerings:

●	common stock issuable or originally issuable upon exercise of the warrants issued to the investors as a result of the Exercise Agreement and Offer to Exercise,

●	common stock issuable or originally issuable upon exercise of the warrants issued to those investors participating in both the 2014 and 2015 Private Placements, and

●	common stock issued to the investors in the 2015 Private Placement, as well as common stock issued to those investors in the Exercise Agreement, Offer to Exercise, and 2014 Private Placement,

each as required by the terms of registration rights agreements entered into between us and these selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders’ shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act.

The information in the table and the footnotes to the table have been provided to us by the selling stockholders. The last column of this table assumes the sale of all of the shares of common stock offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below, calculated as of April 7, 2017, is based upon 9,804,400 shares of common stock outstanding and as further adjusted to give effect to the offering as noted in the footnotes in the table below. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

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Name of Selling Stockholder	Common Stock Offered by Selling Stockholder	Number of Shares Beneficially Owned	Shares Beneficially Owned After Offering (1)
			Number	Percent
Michael A. Brochu (2)	82,569	144,792	62,223	*
Jean-Louis Casabonne (2)	8,256	82,525	74,269	*
John Cronin (2)	20,642	82,843	62,223	*
Eldad Eilam (2)	20,642	342,305	321,663	3.1%
Neal Goldman (3)	161,110	161,110	—	*
JMI Holdings, LLC (2011 Family Series) (4)	952,604	952,604	—	*
Jon Christopher Baker Family, LLC (5)	810,399	860,866	50,467	*
London Family Trust, Robert S. London Trustee (6)	340,139	668,073	327,934	3.2%
MPP Holdings LLC	28,899	28,899	—	*
S. and P. Auriemma Family Trust dated 12/16/1999 (7)	41,284	103,507	62,223	*
Special Situations Technology Fund II, L.P. / AWM Investment Company (8)	854,265	854,265	—	*
Special Situations Technology Fund, L.P. / AWM Investment Company (8)	166,587	166,587	—	*
Jeremy E. Verba (2)	8,256	54,922	46,667	*
David R. Wilmerding, III (9)	856,665	944,735	88,070	*

*	Denotes less than 1%

(1)	Assumes shares of common stock outstanding following completion of this offering, based on (i) 9,804,400 shares of common stock outstanding as of April 7, 2017 and (ii) assumes no other shares of common stock are issued by the Company or exercised under other warrants or options for common stock.

(2)	Includes the following shares of common stock issuable upon exercise of outstanding stock options: 111,111 options earned by Mr. Eilam, CEO, pursuant to a performance based incentive option grant; 62,221 stock options held by each of Messrs. Brochu, and Cronin; 46,666 stock options held by Mr. Verba, all of whom are members of the Company’s Board of Directors; and 57,911 stock options held by Mr. Casabonne, CFO.

(3)	Neal Goldman has sole voting and dispositive power with respect to 33,333 shares of our common stock and warrants to purchase 127,777 shares of our common stock..

(4)	Based solely on information known to us, Charles E. Noell, III, John J. Moores and Bryant W. Burke share voting and dispositive power over these shares by virtue of being members of El Camino Advisors, LLC, the manager of JMI Holdings, LLC (2011 Family Series). JMI Holdings, LLC (2011 Family Series) owns 841,493 shares of our common stock and warrants to purchase 111,111 shares of our common stock.

(5)	Based on information contained in a Schedule 13G/A filed by Jon C. Baker on January 30, 2017, and information known to us, Mr. Baker has sole voting and dispositive power with respect to 777,533 shares of our common stock and warrants to purchase 83,333 shares of our common stock.

(6)	Includes warrants to purchase 25,000 shares of common stock. Robert S. London has voting and dispositive power over such shares.

(7)	Sam M. Auriemma, a director of the Company, is a trustee of the S. and P. Auriemma Family Trust dated 12/16/1999. Mr. Auriemma holds stock options exercisable for 62,221 shares of common stock.

(8)	Based solely on information contained in a joint Schedule 13G/A filed by Austin Marxe, David Greenhouse and Adam Stettner on February 10, 2017. Such stockholders share voting and dispositive power over these shares by virtue of being the controlling principals of AWM Investment Company, Inc. (“AWM”), and the members of SST Advisers, L.L.C. (“SST”). AWM acts as investment advisor to each of Special Situations Technology Fund, L.P. (“Tech Fund”) and Special Situations Technology Fund II, L.P. (“Tech Fund II”); SST is the general partner of each of Tech Fund and Tech Fund II. Tech Fund owns 153,920 shares of our common stock and holds warrants to purchase 12,667 shares of our common stock. Tech Fund II owns 775,265 shares of our common stock and holds warrants to purchase 79,000 shares of our common stock.

(9)	Based on information contained in a Schedule 13G/A filed by David Wilmerding on February 1, 2017, and information known to us, Mr. Wilmerding has sole voting and dispositive power with respect to 844,736 shares of our common stock and warrants to purchase 99,999 shares of our common stock.

17

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

18

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, Rule 144 under the 1933 Act, or otherwise in a transaction in which the transferee received unlegended securities, and (2) the date on which all of the securities covered hereby are freely tradable without restriction and are replaced with certificates not bearing restrictive legends.

DESCRIPTION OF OUR SECURITIES

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our amended and restated certificate of incorporation, as amended, or our certificate of incorporation, and our second amended and restated bylaws, or our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and is also qualified by the General Corporation Law of the State of Delaware.

19

Common Stock

We are currently authorized to issue up to 195,000,000 shares of our common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of April 7, 2017, 9,804,400 shares of our common stock were issued and outstanding, and held of record by 141 persons, and no shares of preferred stock were issued and outstanding.

Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

On January 27, 2016, we filed an amendment of our Amended and Restated Certificate of Incorporation, as amended, to effect a 1-for-15 reverse stock split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective in the stock market upon commencement of trading on January 28, 2016. As a result of the Reverse Stock Split, every 15 shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and cash paid to stockholders for potential fractional shares was insignificant. The number of shares of common stock subject to outstanding options, restricted stock units, warrants and convertible securities were also reduced by a factor of 15 as of January 27, 2016. All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the Reverse Stock Split. The authorized number of shares and the par value per share of our common stock were not affected by the Reverse Stock Split.

Warrants

The material terms of the warrants issued by the Company are as follows:

●	warrants to purchase an aggregate 376,667 shares of our common stock are exercisable at $6.00 per share and expire on January 7, 2019;

●	warrants to purchase an aggregate 11,285 shares of our common stock are exercisable at $7.50 per share and expire on September 18, 2018;

●	warrants to purchase an aggregate of 300,000 shares of our common stock are exercisable at $15.00 per share and expire on June 17, 2018; and

●	warrants to purchase an aggregate 10,167 shares of our common stock are exercisable at $15.00 per share and expire on August 9, 2018;

The exercise prices of the warrants are subject to adjustment upon the occurrence of certain events, such as a split- up or combination of our common stock and a reorganization or merger to which we are a party.

Preferred Stock

Our certificate of incorporation permits us to issue up to 5,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. Although our board of directors has no present intention to issue any additional preferred stock, the issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

20

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Classified Board of Directors; Removal. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three-year term and to consist as nearly as possible of one third of the total number of directors. Vacancies on our board of directors may be filled by a majority of the remaining members of the board of directors, even if less than a quorum, and a director may only be removed from office by stockholders upon the approval of holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors.

Stockholder Meetings; Bylaws. Our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. In addition, our certificate of incorporation provides that a special meeting of stockholders may be called only by the board of directors or the holders of at least 50% of the outstanding shares of capital stock. Our bylaws may be amended either by the board of directors or the holders of at least 66 2/3% of the entitled to vote at an election of directors.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

●	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our certificate of incorporation provides for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware law.

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Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 10038.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Manatt, Phelps & Phillips, LLP, Los Angeles, California. MPP Holdings, LLC, an affiliate of Manatt, Phelps & Phillips, LLP, holds 28,899 shares of common stock of the Company.

EXPERTS

The consolidated financial statements of the Company at December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, have been included herein in reliance upon the report of Macias Gini & O’Connell LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing. The report contains an explanatory paragraph that the Company has incurred losses from operations, an accumulated deficit, a working capital deficit, and needs to raise additional funds to meet short and long-term operational requirements all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

These filings and other documents are available and may be accessed on our website at www.hopto.com/investors. You may request a copy of these filings at no cost, by writing or calling hopTo Inc., Attention: Secretary, 51 East Campbell Avenue, Campbell, CA 95008, 408.688.2674.

We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

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Appendix A

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of hopTo Inc.

We have audited the accompanying consolidated balance sheets of hopTo Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred losses from operations, an accumulated deficit, a working capital deficit, and needs to raise additional funds to meet short and long-term operational requirements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Macias Gini & O’Connell LLP
Walnut Creek, California
April 7, 2017

F-2

hopTo Inc.

Consolidated Balance Sheets

	As of December 31,
	2016	2015
Assets
Current Assets:
Cash	$546,200	$1,777,300
Accounts receivable, net of allowance for doubtful accounts of $7,700 and $17,300, respectively	355,300	434,900
Prepaid expenses and other current assets	38,700	139,200
Total Current Assets	940,200	2,351,400

Capitalized software development costs, net	-	20,800
Property and equipment, net	143,300	252,500
Other assets	109,000	109,000
Total Assets	$1,192,500	$2,733,700

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$575,500	$385,200
Accrued expenses	87,400	69,600
Accrued wages	312,900	557,300
Severance liability	-	5,900
Deferred rent	24,100	21,000
Capital lease	6,800	8,400
Deferred revenue	1,759,000	2,467,000
Other current liabilities	571,100	—
Total Current Liabilities	3,336,800	3,514,400

Long Term Liabilities:
Warrants liability	-	31,600
Deferred revenue	1,694,600	1,465,800
Deposit liability	81,400	81,400
Capital lease	-	6,800
Deferred rent	2,600	26,700
Total Liabilities	5,115,400	5,126,700

Commitments and contingencies (Note 13)

Shareholders’ Equity (Deficit):
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 195,000,000 shares authorized, 9,804,462 and 9,731,233 shares issued and outstanding, respectively	14,700	14,600
Additional paid-in capital	78,512,200	78,189,300
Accumulated deficit	(82,449,800)	(80,596,900)
Total Shareholders’ Deficit	(3,922,900)	(2,393,000)
Total Liabilities and Shareholders’ Deficit	$1,192,500	$2,733,700

See accompanying notes to consolidated financial statements

F-3

hopTo Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2016	2015
Revenue
Software licenses	$1,446,600	$2,330,000
Software service fees	2,413,700	2,605,900
Other	141,000	45,100
Total Revenue	4,001,300	4,981,000

Cost of revenue
Software service costs	109,100	169,500
Software product costs	38,000	257,500
Write-down of capitalized software development costs	15,500	182,400
Total Cost of Revenue	162,600	609,400

Gross Profit	3,838,700	4,371,600

Operating Expenses
Selling and marketing	774,400	1,588,200
General and administrative	2,759,200	3,136,600
Research and development	2,187,900	4,224,000
Total Operating Expenses	5,721,500	8,948,800

Loss from Operations	(1,882,800)	(4,577,200)

Other Income (Expense)
Change in fair value of warrants liability	29,300	190,300
Interest and other income	3,700	1,400
Interest and other expense	(300)	(1,900)
Total other income (expense)	32,700	189,800
Loss from operations before provision for income tax	(1,850,100)	(4,387,400)
Provision for income tax	2,800	3,700

Net loss	$(1,852,900)	$(4,391,100)

Loss per share – basic and diluted	$(0.19)	$(0.52)
Weighted Average Common Shares Outstanding – Basic and Diluted	9,770,076	8,437,390

See accompanying notes to consolidated financial statements

F-4

hopTo Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

	For the Years Ended December 31,
	2016	2015
Preferred stock - shares outstanding
Beginning balance	—	—
Ending balance	—	—
Common stock - shares outstanding (Post Reverse Split)
Beginning balance	9,731,233	7,502,814
Private placement of stock and warrants	-	2,105,919
Employee stock option issuances	1,800	6,000
Vesting of restricted stock awards	71,429	116,500
Ending balance	9,804,462	9,731,233
Common stock – amount
Beginning balance	$14,600	$11,200
Par value of shares issued in private placement	-	3,200
Vesting of restricted stock awards	100	200

Ending balance	$14,700	$14,600
Additional paid-in capital
Beginning balance	$78,189,300	$74,600,700
Stock-based compensation expense	324,400	757,500
Company payment of employee taxes for stock-based compensation	(2,700)	(11,900)
Proceeds from exercise of employee stock options	1,500	4,900
Proceeds from private placement of common stock and warrants, net of par value of shares issued	-	2,547,300
Cost of private placement of common stock and warrants	-	(116,400)
Reclassification of warrants liability to equity (2014 PIPE)	-	407,300
Other rounding	(300)	(100)
Ending balance	$78,512,200	$78,189,300
Accumulated deficit
Beginning balance	$(80,596,900)	$(76,205,800)
Net loss	(1,852,900)	(4,391,100)
Ending balance	$(82,449,800)	$(80,596,900)

Total Shareholders’ Deficit	$(3,922,900)	$(2,393,000)

See accompanying notes to consolidated financial statements

F-5

hopTo Inc.

Consolidated Statements Of Cash Flows

	For the Years Ended December 31,
	2016	2015
Cash Flows Provided By (Used In) Operating Activities:
Net loss	$(1,852,900)	$(4,391,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	94,600	334,800
Write-down of capitalized software development costs	15,500	182,400
Stock based compensation expense	324,400	757,500
Company payments of employee taxes for stock-based compensation	(2,700)	(11,900)
Revenue deferred to future periods	2,944,800	3,114,200
Recognition of deferred revenue	(3,424,000)	(3,693,300)
Change in allowance for doubtful accounts	(9,600)	(15,300)
Change in fair value of derivative instruments - warrants	(29,300)	(190,300)
Accretion of warrants liability for consulting services	(2,300)	(18,100)
Gain on disposal of fixed assets	(3,300)	-
Interest accrued for capital lease	800	1,700
Changes in severance liability	(5,900)	5,900
Changes in deferred rent	(21,000)	(155,000)
Changes in operating assets and liabilities:
Accounts receivable	89,200	1,791,700
Prepaid expenses and other current assets	100,500	(300)
Other long term assets	-	(10,000)
Accounts payable	190,300	150,600
Accrued expenses	17,700	(46,600)
Accrued wages	(244,400)	(108,400)
Deposit liability	-	81,400
Other current liabilities	571,100	-
Net Cash Used In Operating Activities	(1,246,500)	(2,220,100)
Cash Flows Used In Investing Activities:
Proceeds from sale of fixed assets	23,300	-
Capitalized software development costs	-	(12,000)
Capital expenditures	-	(7,300)
Net Cash Provided by (Used In) Investing Activities	23,300	(19,300)
Cash Flows Provided By (Used In) Financing Activities:
Proceeds from exercise of employee stock options	1,500	4,900
Proceeds from private placement of common stock and warrants	-	2,550,500
Cost associated with private placement of common stock and warrants	-	(86,400)
Payments for capital lease	(9,400)	(9,400)
Net Cash (Used In) Provided By Financing Activities	(7,900)	2,459,600
Net Decrease in Cash	(1,231,100)	(220,200)
Cash, beginning of year	1,777,300	1,557,100
Cash, end of year	$546,200	$1,777,300

See accompanying notes to consolidated financial statements

F-6

Notes to Consolidated Financial Statements

1. Basis of Presentation

The Company. Our Board of Directors adopted an amendment to our Certificate of Incorporation changing our name from GraphOn Corporation to hopTo Inc. effective September 9, 2013. A Certificate of Amendment of Incorporation was filed with the Delaware Secretary of State implementing the name change. The amendment had been previously approved by our stockholders. Our headquarters are in Campbell, CA.

hopTo Inc., and its subsidiaries are developers of application publishing software which includes application virtualization software and cloud computing software for multiple computer operating systems including Windows, UNIX and several Linux-based variants.

The Company sells a family of products under the brand name GO-Global, which is a software application publishing business and is the Company’s sole revenue source at this time. GO-Global is an application access solution for use and/or resale by independent software vendors (“ISVs”), corporate enterprises, governmental and educational institutions, and others, who wish to take advantage of cross-platform remote access and Web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments.

Since 2012 we have also been developing several products in the field of software productivity for mobile devices such as tablets and smartphones, which have been marketed under the hopTo brand. The hopTo products were originally marketed to consumers and were later also marketed to small and medium sized businesses and enterprise level customers under the name hopTo Work. hopTo Work allows customers to instantly transform their legacy applications to become touch friendly on modern mobile devices. During 2015 and 2016, we also worked to integrate hopTo Work with certain software products offered by Citrix Systems.

As of Q4 2016, we have effectively ceased all of our sales, marketing and R&D efforts for the hopTo products, and at this time we do not expect any meaningful revenues from these products in the foreseeable future.

We continue to own all hopTo-related IP including source-code, related patents, and the relevant trademarks. We continue to believe that we may be able to extract value from these assets and are currently working to do so at this time.

Over the years, the Company has also made significant investments in intellectual property (“IP”). It has filed many patents designed to protect the new technologies embedded in hopTo. As of March 31, 2017 52 patents have been granted by the USPTO and we have also received notice from the USPTO that one additional patent application has been allowed and will ultimately issue as a US patent in the next 30-45 days. Due to financial constraints on our operations, we have suspended patent prosecution activity other than to pay issuance fees for patents already approved by USPTO.

On January 27, 2016, we filed an amendment of our Amended and Restated Certificate of Incorporation, as amended, to effect a 1-for-15 reverse stock split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective in the stock market upon commencement of trading on January 28, 2016. As a result of the Reverse Stock Split, every fifteen shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and cash paid to stockholders for potential fractional shares was insignificant. The number of shares of common stock subject to outstanding options, restricted stock units, warrants and convertible securities were also reduced by a factor of fifteen as of January 27, 2016. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the Reverse Stock Split. The authorized number of shares and the par value per share of our common stock were not affected by the Reverse Stock Split.

F-7

2. Going Concern and Management’s Liquidity Plans

The accompanying consolidated financial statements have been prepared in conformity with GAAP, assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

We have incurred significant net losses since our inception. For the year ended December 31, 2016, the Company incurred a net loss of $1,852,900. At December 31, 2016, the Company had an accumulated deficit of $82,449,800 and a working capital deficit of $2,396,600. Due to our inability to date to generate meaningful revenue from our hopTo Work business and our continued estimation that revenue from this product is unlikely in any reasonable time frame, our cash resources may not be sufficient to fund our business for the next 12 months. The Company’s ability to continue as a going concern is dependent on our ability to continue to generate revenue from our legacy GO-Global business and to raise additional capital through the issuance of new equity, debt financing, or from the sale of certain assets to meet short and long-term operating requirements.

If the Company raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to the Company’s common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. We are continuing to pursue external financing alternatives to improve our working capital position. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

These factors raise substantial doubt about our ability to continue as a going concern.

In order to maintain operations, we previously implemented significant expense reductions, including a limited number of employee layoffs, and continue to implement further costs and employment reductions. During the three month period ended September 30, 2016, our CEO and CFO voluntarily agreed with our board of directors to defer 50% of their salary beginning September 1, 2016 until such time as the Company can reasonably pay such compensation upon approval by the board of directors.

Although maintaining our SEC filing status is a significant expense, we are considering all options to preserve value for shareholders, including potentially suspending or terminating our filing status, however we have not made any decision to do so.

We have worked extensively to explore additional sources of capital including the issuance of new shares, securing debt financing, and the sale of assets including certain software products and patents. Although this process is ongoing and we are in active discussions with multiple parties, there is no guarantee that they will result in transactions that are sufficient to provide the Company with the required liquidity to remove the substantial doubt as to our ability to continue as a going concern. We are also in discussions with some parties about the possibility of other strategic transactions although there is no guarantee that these discussions will result in an actual transaction. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of the uncertainties set forth above.

3. Significant Accounting Policies

Basis of Presentation and Use of Estimates. The consolidated financial statements include the accounts of hopTo Inc. and its subsidiaries (collectively, “we”, “us”, “our”, or “Company”); significant intercompany accounts and transactions are eliminated upon consolidation. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include: the amount of stock-based compensation expense; the allowance for doubtful accounts; the estimated lives, valuation and amortization of intangible assets (including capitalized software); depreciation of long-lived assets; valuation of warrants; post-employment benefits; and accruals for liabilities and taxes. While the Company believes that such estimates are fair, actual results could differ materially from those estimates.

F-8

Cash Equivalents. The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents. The Company had no cash equivalents at either December 31, 2016 or 2015.

Property and Equipment. Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, between three and seven years. Amortization of leasehold improvements is calculated using the straight-line method over the lesser of the lease term or useful lives of the respective assets, between three and seven years.

Shipping and Handling. Shipping and handling costs are included in cost of revenue for all periods presented.

Software Development Costs. Under the criteria set forth in Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 985-20, “Costs of Software to be Sold, Leased or Marketed,” development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are capitalized until the product is available for general release to customers. The Company capitalized $0 and $12,000 of costs meeting the criteria incurred during 2016 and 2015, respectively. Such capitalized costs are subsequently amortized as costs of revenue over the shorter of three years or the remaining estimated useful life of the product. Amortization of capitalized computer software development costs is included in the product cost under cost of revenue in the consolidated statements of operations. The Company makes ongoing evaluations of the recoverability of its capitalized software projects by comparing the net amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value (see Note 4).

Revenue Recognition. The Company markets and licenses products indirectly through channel distributors, independent software vendors (“ISVs”), value-added resellers (“VARs”) (collectively “resellers”) and directly to corporate enterprises, governmental and educational institutions and others. Its product licenses are perpetual. The Company also separately sells intellectual property licenses, maintenance contracts (which are comprised of license updates and customer service access), and other products and services.

Software license revenues are recognized when:

●	Persuasive evidence of an arrangement exists (i.e., when the Company signs a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer’s purchase order), and

●	Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance (i.e., when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed program(s) is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs), and

●	The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer’s purchase order, and

●	Collectability is probable. If collectability is not considered probable, revenue is recognized when the fee is collected.

F-9

Revenue recognized on software arrangements involving multiple deliverables is allocated to each deliverable based on vendor-specific objective evidence (“VSOE”) or third party evidence of the fair values of each deliverable; such deliverables include licenses for software products, maintenance, private labeling fees, or customer training. The Company limits its assessment of VSOE for each deliverable to either the price charged when the same deliverable is sold separately or the price established by management having the relevant authority to do so, for a deliverable not yet sold separately.

If sufficient VSOE of fair value does not exist, so as to permit the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. If VSOE of the fair value does not exist and the only undelivered element is maintenance, then we recognize revenue on a ratable basis. If VSOE of the fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

Certain resellers (“stocking resellers”) purchase product licenses that they hold in inventory until they are resold to the ultimate end-user (an “inventory stocking order”). At the time that a stocking reseller places an inventory stocking order, no product licenses are shipped by the Company to the stocking reseller rather, the stocking reseller’s inventory is credited with the number of licenses purchased and the stocking reseller can resell (issue) any number of licenses from their inventory at any time. Upon receipt of an order to issue one or more licenses from a stocking reseller’s inventory (a “draw down order”), the Company will ship the licenses(s) in accordance with the draw down order’s instructions. The Company defers recognition of revenue from inventory stocking orders until the underlying licenses are sold and shipped to the end user, as evidenced by the receipt and fulfillment of the stocking reseller’s draw down order, assuming all other revenue recognition criteria have been met.

There are no rights of return granted to purchasers of the Company’s software products.

Revenue is recognized from maintenance contracts ratably over the related contract period, which generally ranges from one to five years.

All of the Company’s software licenses are denominated in U.S. dollars.

Deferred Rent. The leases for both the Company’s current office in Campbell, California and the subleased former office in Campbell, California contain free rent and predetermined fixed escalations in our minimum rent payments (See Notes 8 and 13). Rent expense related to these leases is recognized on a straight-line basis over the terms of the leases. Any difference between the straight-line rent amounts and amounts payable under the leases is recorded as part of deferred rent in current or long-term liabilities, as appropriate. The monthly rent payments due to the Company for the sublease of the office at 1919 S. Bascom Avenue fully offsets the rent payments due under the Company’s lease for that space.

Incentives received upon entering into the lease agreement are recognized on a straight-line basis as a reduction to rent over the term of the lease. The unamortized portion of these incentives are recorded as a part of deferred rent in current or long-term liabilities, as appropriate.

Post-employment Benefits (Severance Liability). Nonretirement postemployment benefits, including salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care benefits, are recognized as a liability and a loss when it is probable that the employee(s) will be entitled to such benefits and the amount can be reasonably estimated. The cost of termination benefits recognized as a liability and an expense includes the amount of any lump-sum payments and the present value of any expected future payments. During 2016 and 2015, we recorded severance expense of $5,000 for a former staff-level employee and $42,100 for a former vice-president level employee, respectively. An aggregate $0 is reported as a severance liability at both December 31, 2016 and 2015.

F-10

Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts that reflects our best estimate of potentially uncollectible trade receivables. Such allowance is based on assessments of the collectability of specific customer accounts and the general aging and size of the accounts receivable. We regularly review the adequacy of our allowance for doubtful accounts by considering such factors as historical experience, credit worthiness, and current economic conditions that may affect a customer’s ability to pay. We specifically reserve for those accounts deemed uncollectible. We also establish, and adjust, a general allowance for doubtful accounts based on our review of the aging and size of our accounts receivable. The following table illustrates the details of the Allowance for Doubtful Accounts for the years ended December 31, 2016 and 2015:

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
2016	$17,300	$(3,700)	$—	$(5,900)	$7,700
2015	$32,600	$—	$—	$(15,300)	$17,300

Income Taxes. In accordance with FASB ASC 740-10-05, “Income Taxes,” the Company performed a comprehensive review of uncertain tax positions as of December 31, 2016. In this regard, an uncertain tax position represents the expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes.

The Company and one or more of its subsidiaries are subject to United States federal income taxes, as well as income taxes of multiple state and foreign jurisdictions. The Company and its subsidiaries are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2011. There are no tax examinations currently underway for any of the Company’s or its subsidiaries’ tax returns for years subsequent to 2010.

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes. The Company had not accrued any amount for the payment of interest or penalties related to any uncertain tax positions at either December 31, 2016 or 2015, as its review of such positions indicated that such potential positions were minimal.

Under FASB ASC 740-10-05, “Income Taxes,” deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement and income tax bases of assets, liabilities and net loss carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that is more likely than not expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

Fair Value of Financial Instruments. The fair value of the Company’s accounts receivable, accounts payable and other current liabilities approximate their carrying amounts due to the relative short maturities of these items.

The fair value of the Company’s warrants are determined in accordance with FASB ASC 820, “Fair Value Measurement,” which establishes a fair value hierarchy that prioritizes the assumptions (inputs) to valuation techniques used to price assets or liabilities that are measured at fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The guidance for fair value measurements requires that assets and liabilities measured at fair value be classified and disclosed in one of the following categories:

●	Level 1: Defined as observable inputs, such as quoted (unadjusted) prices in active markets for identical assets or liabilities.

●	Level 2: Defined as observable inputs other than quoted prices included in Level 1. This includes quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Defined as unobservable inputs to the valuation methodology that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

As of December 31, 2016 and 2015, all of the Company’s $0 and $31,600 Warrants Liability reported at fair value, respectively, were categorized as Level 3 inputs (see Note 9).

F-11

Derivative Financial Instruments. The Company currently does not have a material exposure to either commodity prices or interest rates; accordingly, it does not currently use derivative instruments to manage such risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. All derivative financial instruments are recognized in the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or in other comprehensive income if they qualify for cash flow hedge accounting.

Long-Lived Assets. Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, whenever the Company has committed to a plan to dispose of the assets or, at a minimum, annually. Typically, for long-lived assets to be held and used, measurement of an impairment loss is based on the fair value of such assets, with fair value being determined based on appraisals, current market value, comparable sales value, and undiscounted future cash flows, among other variables, as appropriate. Assets to be held and used affected by an impairment loss are depreciated or amortized at their new carrying amount over their remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization. During 2016 and 2015, we determined that there was an impairment of $15,500 and $182,400, respectively, associated with certain capitalized software development expense (see Note 4).

Loss Contingencies. The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to it to determine whether such accruals should be adjusted. No such loss contingency was recorded during the year ended December 31, 2016.

Stock-Based Compensation. The Company applies the fair value recognition provisions of FASB ASC 718-10, “Compensation – Stock Compensation.”

Valuation and Expense Information Under FASB ASC 718-10

The Company recorded stock-based compensation expense of $324,400 and $757,500 in the years ended December 31, 2016 and 2015, respectively. No expense was capitalized related to software development. As required by FASB ASC 718-10, the Company estimates forfeitures of employee stock-based awards and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are estimated based on an analysis of historical experience and are adjusted to actual forfeiture experience as needed.

During 2016, we awarded 35,000 shares of restricted common stock to seven members of our board of advisors. The valuation of the restricted common stock awards was based on the closing fair market value of our common stock on the grant date. For these awards, such fair market value was $1.65 per share. These shares were canceled in the three month period ended September 2016.

For all options granted during 2016 and 2015, the Company set the exercise price equal to the closing fair market value of the Company’s common stock as of the date of grant. We did not issue any options during 2016.

The following table illustrates the non-cash stock-based compensation expense recorded during the years ended December 31, 2016 and 2015 by income statement classification:

	2016	2015
Cost of revenue	$5,600	$9,000
Selling and marketing expense	69,200	148,700
General and administrative expense	156,000	499,500
Research and development expense	93,600	100,300
	$324,400	$757,500

F-12

The Company estimated the fair value of each option grant made during the years ended December 31, 2016 and 2015 on the date of grant using a binomial model, with the assumptions set forth in the following table:

	2016	2015
Estimated volatility	-	103%
Annualized forfeiture rate	-	0%
Expected option term (years)	-	10.00
Estimated exercise factor	-	15.0
Approximate risk-free interest rate	-	0.74%
Expected dividend yield	—	—

The estimated annualized forfeiture rate was based on an analysis of historical data and considered the impact of events such as work force reductions we carried out in previous years. The expected term of our stock-based awards was based on historical award holder exercise patterns and considered the market performance of our common stock and other items. The estimated exercise factor was based on an analysis of historical data; historical exercise patterns; and a comparison of historical and current share prices. The approximate risk free interest rate was based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to our expected term on our stock-based awards.

The Company used the average historical volatility of its daily closing price for a period of time equal in length to the expected option term for the option being issued. The period of time over which historical volatility was measured ended on the last day of the quarterly reporting period during which the stock-based award was made.

The Company does not anticipate paying dividends on its common stock for the foreseeable future.

Earnings Per Share of Common Stock. FASB ASC 260-10, “Earnings Per Share,” provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing loss attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options, warrants, and unreleased (unvested) restricted stock awards in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities are excluded from the computation if their effect is antidilutive. For the years ended December 31, 2016 and 2015, 1,382,841 and 2,224,195 shares of common stock equivalents were excluded from the computation of diluted earnings per share, respectively, since their effect would be antidilutive.

Comprehensive Loss. FASB ASC 220-10, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss of available-for-sale securities. The individual components of comprehensive income (loss) are reflected in the consolidated statement of operations. For the years ended December 31, 2016 and 2015, there were no changes in equity (net assets) from non-owner sources.

F-13

Recent Accounting Pronouncements.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (“ASU 2016-20”). ASU 2016-20 is intended to provide further technical corrections and improvements to ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”. This update provides specific amendments to thirteen separate issues, many of which are not applicable to the Company’s operation. The Company has reviewed the various amendments and does not believe that they will have any impact our consolidated financial statements beyond what we would expect from the adoption of ASU 2014-09.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies whether eight specifically identified cash flow issues should be categorized as operating, investing or financing activities in the statement of cash flows. The guidance will be effective for the fiscal year beginning after December 15, 2017, including interim periods within that year. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 is intended to provide financial statement users with more useful information about expected credit losses on financial assets held by a reporting entity at each reporting date. The new standard replaces the existing incurred loss impairment methodology with a methodology that requires consideration of a broader range of reasonable and supportable forward-looking information to estimate all expected credit losses. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2019 and early adoption is permitted for fiscal years and interim periods within those years beginning after December 15, 2018. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

In May 2016, the FASB issued ASU 2016-12—Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments in ASU 2016-12 affect only some of the narrow aspects of Topic 606 including the collectability criterion, presentation of sales taxes and other similar taxes collected from customers, noncash consideration, and treatment of certain contract modifications at transition. Similar to ASU 2014-09, as discussed below, the effective date will be the first quarter of fiscal year 2018 with early adoption permitted in the first quarter of fiscal year 2017. We are currently evaluating the impact that adoption of this new standard will have on our consolidated financial statements.

In April 2016, the FASB issued ASU 2016-10—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing to clarify certain aspects of ASU 2014-09. The amendments in ASU 2016-10 are expected to reduce the cost and complexity of applying the guidance on identifying promised goods or services in contracts with customers and to improve the operability and understandability of licensing implementation guidance related to the entity’s intellectual property. Similar to ASU 2014-09, the effective date will be the first quarter of fiscal year 2018 with early adoption permitted in the first quarter of fiscal year 2017. We are currently evaluating the impact that adoption of this new standard will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09—Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This update simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. This guidance is effective for annual reporting periods beginning after December 15, 2016 including interim periods within that reporting period. We are currently evaluating the impact on our consolidated financial statements upon the adoption of this guidance.

In March 2016, the FASB issued ASU 2016-08—Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This update seeks to further clarify the implementation guidance on principal versus agent considerations under the new revenue recognition standard, ASU 2014-09, Revenue from Contracts with Customers. Similar to ASU 2014-09, the effective date will be the first quarter of fiscal year 2018 with early adoption permitted in the first quarter of fiscal year 2017. We are currently evaluating the impact that adoption of this new standard will have on our consolidated financial statements.

F-14

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this guidance, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. This guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. We are currently evaluating the impact on our consolidated financial statements upon the adoption of this guidance.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). The ASU is part of the Board’s simplification initiative aimed at reducing complexity in accounting standards and requires companies to classify all deferred tax assets and liabilities, along with any related valuation allowance, as noncurrent on the balance sheet. Although ASU 2015-17 isn’t required for public companies to implement until fiscal years beginning after December 15, 2016 (and private companies until fiscal years beginning after December 15, 2017), early adoption is allowed. We have decided to adopt ASU 2015-17 early and have classified all of our deferred tax assets and liabilities as noncurrent on the balance sheet. We early adopted ASU 2015-17 as the Company considers this change an improvement in the usefulness of information provided to users of the Company’s financial statements. The Company applied the standard prospectively and did not retrospectively adjust any prior periods. Retrospective adjustments were immaterial to the Company’s total current assets and the adoption had no impact on our results of operation.

In August 2015, FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606)” – Deferral of the Effective Date (“ASU 2015-14”). The purpose of this update is to defer the effective date of ASU 2014-09, detailed below, by one year. Therefore, ASU 2014-09 is now to be effective for annual reporting periods beginning after December 15, 2017, including interim periods within such annual period.

In April 2015, FASB issued ASU No. 2015-05 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement” (“ASU 2013-05”). The objective of ASU 2015-05 is to provide guidance to reporting entities in the accounting for fees paid in a cloud computing arrangement. Specifically, if a cloud computing arrangement includes a software license, then the entity should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract. The guidance will not change GAAP for an entity’s accounting for service contracts. The amendments in this ASU are effective for annual periods beginning after December 15, 2015, including interim periods within those annual periods. Therefore, ASU 2015-05 is now effective. Adoption of this standard has had no impact on our results of operations, cash flows or financial position as the Company has no cloud computing arrangements to which it applies.

In August 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-15 “Preparation of Financial Statements - Going Concern (Subtopic 205-40).” Under U.S. GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity’s liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements-Liquidation Basis of Accounting. Even when an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in the update should be followed to determine whether to disclose information about the relevant conditions and events. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Therefore ASU 2014-15 is now effective. We have evaluated the going concern considerations in this ASU and have determined that it is appropriate to provide additional disclosure to our consolidated financial statements (see Note 2).

F-15

In May 2014, FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 is the end result of a joint project initiated by FASB and the International Accounting Standards Board (“IASB”). IASB is the body that sets International Financial Reporting Standards (“IFRS”). The goal of FASB’s and IASB’s joint project was to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and under IFRS. Specifically, ASU 2014-09:

1.	Removes inconsistencies and weaknesses in revenue requirements.

2.	Provides a more robust framework for addressing revenue issues.

3.	Improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets.

4.	Provides more useful information to users of financial statements through improved disclosure requirements.

5.	Simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer.

The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within such annual period. Early adoption is not permitted. We are currently evaluating this ASU in order to determine whether or not its adoption will have a material impact on our results of operations, cash flows or financial position.

4. Capitalized Software Development Costs

Capitalized software development costs as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Software development costs	$490,400	$518,800
Accumulated amortization	(490,400)	(498,000)
	$-	$20,800

During 2016 and 2015, we capitalized $0 and $12,000, respectively, of software development costs associated with hopTo. Such costs were the cost of licenses to third party software used by hopTo.

Amortization of capitalized software development costs is a component of costs of revenue. Capitalized software development costs amortization aggregated $5,400 and $217,500 during the years ended December 31, 2016 and 2015, respectively.

During 2016 and 2015, we determined that an impairment of $15,500 and $182,400, respectively, existed with certain capitalized software development costs associated with our hopTo consumer product and recognized that cost as part of cost of revenue.

F-16

5. Property and Equipment

Property and equipment as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Equipment	$258,700	$313,700
Furniture & fixture	190,600	233,900
Leasehold improvements	167,600	167,600
	616,900	715,200
Less: accumulated depreciation and amortization	473,600	462,700
	$143,300	$252,500

Aggregate property and equipment depreciation expense for the years ended December 31, 2016 and 2015 was $89,200 and $117,300 respectively. During 2016 and 2015, we did not capitalize any property and equipment. During 2016, we retired equipment with costs of $55,000 and furniture and fixtures with costs of $43,300. During 2015, we did not retire any assets. The $98,300 total in assets retired in 2016 had total remaining book value of $20,000.

6. Accrued Expenses

Accrued expenses as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Consulting services	$35,000	$40,200
Franchise tax	1,500	3,200
Software and subscription fees	2,300	4,900
Board of director fees	23,000	-
Royalty fees	10,800	-
Other	14,800	21,300
	$87,400	$69,600

7. Severance Liability

In August of 2015 we agreed to provide a terminated employee a lump sum payment $15,000 and six months of medical coverage payments which ended on March 2, 2016.

As of December 31, 2016 and 2015, $0 and $5,900 remained outstanding associated with this severance liability, respectively.

8. Deferred Rent

We amended our office lease during 2013. On February 1, 2014, we moved our corporate offices to a different building within the same office complex owned and operated by our landlord on South Bascom Avenue in Campbell, California, where our corporate offices had been located prior to February 1, 2014. Since the new space is controlled by the same landlord, we considered the lease amendment to be a modification to our preexisting lease; accordingly, we are amortizing the remaining balance in deferred rent immediately prior to February 1, 2014 over the remaining term of the modified amended lease. Additionally, our landlord provided us with $106,600 of leasehold improvements on the new space that we are amortizing over the remaining term of the amended lease. All of the prior leasehold improvements that had not been previously amortized were accelerated and recognized in their entirety from the time of the amendment through January 2014, prior to the move.

On August 11, 2015, we entered into a sublease agreement to sublease the entirety of the South Bascom office space to a third party. The term of the sublease extends through the end of our office lease term for that space and the monthly rent payments due to hopTo fully offset the monthly rent payments due to the landlord under hopTo’s lease for that space.

On August 24, 2015, we entered into a new office lease for our corporate headquarters at 51 E. Campbell Avenue, Campbell, California which became effective on October 1, 2015, is better suited to our California operations and results in significant monthly savings. We were required to pre-pay a portion of the lease commitment in the form of a deposit which was recorded as deferred rent during 2015.

F-17

As of December 31, 2016 deferred rent was:

Component	Current Liabilities	Long-Term Liabilities	Total
Deferred rent expense	$(15,600)	$(30,500)	$(46,100)
Deferred rent benefit	39,700	33,100	72,800
	$24,100	$2,600	$26,700

As of December 31, 2015 deferred rent was:

Component	Current Liabilities	Long-Term Liabilities	Total
Deferred rent expense	$(18,700)	$(46,100)	$(64,800)
Deferred rent benefit	39,700	72,800	112,500
	$21,000	$26,700	$47,700

Deferred rent expense represents the remaining balance of the aggregate free rent we received from our landlord and escalations that are being recognized over the life of the lease as a component of rent expense. Deferred rent benefit relates to the unamortized portion of the leasehold improvements provided to us by our landlord (i.e., incentives) that we are recognizing on a straight-line basis as a reduction to rent expense over the term of the lease.

9. Liability Attributable to Warrants

On January 7, 2014, we entered into a securities purchase agreement (the “SPA”) with a limited number of institutional investors, pursuant to which we issued and sold for cash an aggregate 753,333 shares of our common stock at a purchase price of $4.50 per share (the “2014 Transaction”). We also issued warrants to the investors for no additional consideration to purchase an aggregate 376,667 shares of our common stock at an exercise price of $6.00 per share from January 7, 2014 through January 7, 2019.

Under certain conditions of the SPA that were to expire no later than January 7, 2015, we could have been required to issue a variable number of additional warrants to the investors at a below-market value exercise price. Accordingly, we have concluded that the warrants issued to the investors are not indexed to our common stock; therefore, the fair value of these warrants has been recorded as a liability of $1,356,000 on January 7, 2014 our Balance Sheet. Since these conditions did not occur as of January 7, 2015, we have reclassified the warrant from liability to equity.

Using a binomial pricing model, we calculated the fair value of the warrants issued to the investors on January 7, 2015 to be $407,300. We used the following assumptions in the binomial pricing model to derive the fair value: estimated volatility 113%; annualized forfeiture rate 0%; expected term 4.1 years; estimated exercise factor 3.5; risk free interest rate 1.20; and dividends 0.

Changes in fair value of the warrants liability are recognized in other income, except for changes in the fair value of the warrants issued to ipCapital Group, Inc. (“ipCapital”), which are recognized as a component of general and administrative expense in the consolidated statement of operations.

We used the exercise price of the warrants, as well as the fair market value of our common stock, to determine the fair value of our warrants. The exercise price for warrants issued in conjunction with a 2011 transaction, including those issued to the placement agent, was either $3.00 or $3.90 per share, and was $3.90 per share for the warrants issued to ipCapital. The warrants issued to the placement agent included anti-dilution provisions for repricing of the warrants in the event that future issuances of stock by hopTo met certain conditions. The 2015 Transaction (Note 10) met those conditions and resulted in the placement agent warrants being repriced from $3.00 and $3.90 to $2.55 and $3.30, respectively. On September 1, 2016, the liability warrants for the 2011 transaction expired.

F-18

We used a binomial pricing model to determine the fair value of our warrants liability as of December 31, 2016 and 2015, the balance sheet dates, respectively, using the following assumptions:

For the Year Ended December 31, 2016

Warrants	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk-Free Interest Rate	Dividends
2011 Private Placement	108% - 162%	—	0.6 - 0	-3.5 – 1.1	-0.20% - 0.26-%	—

ipCapital	125% - 378%	—	0.71 - 0-	-4.0 – 1.1	-0.20% - 0.26-%	—

For the Year Ended December 31, 2015

Warrants	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk-Free Interest Rate	Dividends
2011 Private Placement	104% - 132	—	1.61 – 0.68	3.5	0.26% - 0.47%	—
ipCapital	105% - 127%	—	1.79 – 0.79	4	0.26% - 0.54%	—

The following table is a reconciliation of the warrants liability measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2016:

Warrants liability – December 31, 2015 fair value	$31,600
Change in fair value of warrant liability recorded in other income	(29,300)
Change in fair value of warrant liability recorded in general and administrative expense	(2,300)

Warrants liability – December 31, 2016 fair value	$-

The following tables reconcile the number of warrants outstanding for the periods indicated:

	For the Year Ended December 31, 2016
	Beginning Outstanding	Issued	Exercised	Cancelled / Forfeited	Ending Outstanding
2011 Transaction	686,833	—		(686,833)	—
2014 Transaction	376,667	—	—	—	376,667
ipCapital	26,667	—	—	(26,667)	—
Exercise Agreement	300,000	—	—	—	300,000
Consultant Warrant	11,285	—	—	—	11,285
Offer to Exercise	10,167	—	—	—	10,167
	1,411,619	—	—	—	698,119

	For the Year Ended December 31, 2015
	Beginning Outstanding	Issued	Exercised	Cancelled / Forfeited	Ending Outstanding
2011 Transaction	686,833	—	—	—	686,833
2014 Transaction	376,667	—	—	—	376,667
ipCapital	26,667	—	—	—	26,667
Exercise Agreement	300,000	—	—	—	300,000
Consultant Warrant (1)	11,285	—	—	—	11,285
Offer to Exercise	10,167	—	—	—	10,167
	1,411,619	—	—	—	1,411,619

F-19

10. Stockholders’ Equity

Common Stock

During 2016, we awarded 35,000 shares of restricted common stock to seven members of our board of advisors. The valuation of the restricted common stock awards was based on the closing fair market value of our common stock on the grant date. For the awards made to board of advisors, such fair market value was $1.65 per share. These shares were canceled in the three-month period ended September 2016 and we did not recognize additional stock compensation expense on the unvested awards upon cancellation.

On July 24, 2015 we entered into a securities purchase agreement and subscription agreement, pursuant to which we issued and sold for cash an aggregate of 2,105,919 shares of our common stock at a purchase price of $1.21 per share. We derived gross proceeds of $2,550,500 from this placement (the “2015 Transaction”).

During 2015, we granted 57,911 options to purchase common stock to our Chief Financial Officer at a weighted average exercise price of $1.80 per share.

During 2015, we awarded 15,000 shares of restricted common stock to employees. The valuation of the restricted common stock awards was based on the closing fair market value of our common stock on the grant date. For the awards made to employees, such fair market value ranged from $1.95 to $2.40 per share.

Stock-Based Compensation Plans

Active Plans

2012 Equity Incentive Plan. In November 2012, the Company’s 2012 Equity Incentive Plan (the “12 Plan”) was approved by the stockholders. Pursuant to the terms of the 12 Plan, stock options, stock appreciation rights, restricted stock and restricted stock units (sometimes referred to individually or collectively as “awards”) may be granted to officers and other employees, non-employee directors and independent consultants and advisors who render services to the Company. The Company is authorized to issue options to purchase up to 643,797 shares of common stock, stock appreciation rights, or restricted stock in accordance with the terms of the 12 Plan.

In the case of a restricted stock award, the entire number of shares subject to such award would be issued at the time of the grant and subject to vesting provisions based on time or other conditions specified by the Board or an authorized committee of the Board. For awards based on time, should the grantee’s service to the Company end before full vesting occurred, all unvested shares would be forfeited and returned to the Company. In the case of awards granted with vesting provisions based on specific performance conditions, if those conditions were not met, then all shares would be forfeited and returned to the Company. Until forfeited, all shares issued under a restricted stock award would be considered outstanding for dividend, voting and other purposes.

Under the 12 Plan, the exercise price of non-qualified stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The exercise price of incentive stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted provided, however, that if the recipient of the incentive stock option owns greater than 10% of the voting power of all shares of the Company’s capital stock then the exercise price will be no less than 110% of the fair market value of the Company’s common stock on the date the option is granted. The purchase price of the restricted stock issued under the 12 Plan shall also not be less than 100% of the fair market value of the Company’s common stock on the date the restricted stock is granted.

F-20

All options granted under the 12 Plan are immediately exercisable by the optionee; however, there is a vesting period for the options. The options (and the shares of common stock issuable upon exercise of such options) vest, ratably, over a 33-month period; however, no options (and the underlying shares of common stock) vest until after three months from the date of the option grant. The exercise price is immediately due upon exercise of the option. The maximum term of options issued under the 12 Plan is ten years. Shares issued upon exercise of options are subject to the Company’s repurchase, which right lapses as the shares vest. The 12 Plan will terminate no later than November 7, 2022.

During the year ended December 31, 2016, no options were granted under the 12 Plan. There were 35,000 shares of restricted common stock, with a weighted average grant date fair value of $1.65, granted, no options had been exercised and 229,369 shares of common stock remained available for issuance under the 12 Plan.

No options previously issued under the 12 Plan were exercised during the year ended December 31, 2016.

Inactive Plans

The following table summarizes options outstanding as of December 31, 2016 and 2015 that were granted from stock based compensation plans that are inactive. As of December 31, 2016 no options can be granted under these plans.

		Options Outstanding
	Year	Beginning of Year	Granted	Exercised	Cancelled	End of Year
2008 Stock Option Plan	2016	395,545	—	(1,800)	(13,134)	380,611
2005 Equity Incentive Plan	2016	14,000	—	—	(6,334)	7,666
Supplemental Stock Option Agreement	2016	333	—	—	—	333
		409,878	—	(1,800)	(19,468)	388,600

2008 Stock Option Plan	2015	430,000	—	(6,000)	(28,455)	395,545
2005 Equity Incentive Plan	2015	17,333	—	—	(3,333)	14,000
Supplemental Stock Option Agreement	2015	333	—	—	—	333
		447,666	—	(6,000)	(31,788)	409,878

Summary – All Plans

A summary of the status of all of the options outstanding under all of the Company’s stock option plans, and non-plan grants to consultants, as of December 31, 2016 and 2015, and changes during the years then ended, is presented in the following table:

	2016		2015
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning	705,990	$2.63	685,867	$2.70
Granted	—	$—	57,911	$1.80
Exercised	(1,800)	$0.81	(6,000)	$0.79
Forfeited or expired	(19,468)	$2.74	(31,788)	$3.26
Ending	684,722	$2.64	705,990	$2.63
Exercisable at year-end	684,722	2.64	705,990	$2.63
Vested or expected to vest at year-end	684,571	$2.64	704,763	$2.64
Weighted average fair value of options granted during the period		$2.64		$2.63

F-21

As of December 31, 2016 and 2015, of the options exercisable, 615,172 and 526,648 were vested, respectively.

The following table summarizes information about stock options outstanding as of December 31, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.75-$1.80	100,842	6.25	$1.37	85,734	$1.30
$1.82-$1.82	93,334	7.43	$1.82	77,778	$1.83
$2.06-$2.40	70,001	5.78	$2.28	68,889	$2.29
$2.48-$2.48	7,332	0.04	$2.48	7,332	$2.48
$2.54-$2.54	113,335	7.93	$2.54	75,554	$2.54
$2.55-$3.00	74,001	5.05	$2.71	74,001	$2.71
$3.03-$3.30	40,601	4.97	$3.07	40,601	$3.07
$3.45-$3.45	103,083	5.02	$3.45	103,083	$3.45
$4.20-44.20	80,000	4.69	$4.20	80,000	$4.20
$5.70-$6.88	2,193	4.97	$6.38	2,200	$6.38
$0.75-$6.68	684,722	6.0	$2.64	615,172	$2.68

As of December 31, 2016, there were outstanding options to purchase 684,722 shares of common stock with a weighted average exercise price of $2.64 per share, a weighted average remaining contractual term of 6 years and an aggregate intrinsic value of $0. Of the options outstanding as of December 31, 2016, 615,172 were vested, 69,399 were estimated to vest in future periods and 151 were estimated to be forfeited or to expire in future periods.

As of December 31, 2016, there was approximately $48,100 of total unrecognized compensation cost, net of estimated forfeitures, related to unvested options. That cost is expected to be recognized over a weighted-average period of approximately twelve months.

During 2016, the Company awarded 35,000 shares of restricted common stock, which vest ratably, over a 12-month period; however, these shares were canceled in the three-month period ended September 30, 2016. The Company includes the common stock underlying the restricted stock award in shares outstanding once the common stock underlying the restricted stock award has vested and the restriction has been removed (“releases” or “released”).

A summary of the status of all of the Company’s unreleased restricted stock awards as of December 31, 2016 and 2015 and changes during the years then ended, is summarized in the following table.

	2016		2015
	Shares	Weighted Average Fair Value	Shares	Weighted Average Fair Value
Beginning unreleased	106,586	$2.31	287,666	$2.66
Awarded	35,000	$1.65	15,000	$2.35
Released	(71,429)	$2.32	(116,500)	$3.09
Forfeited	(70,157)	$1.91	(79,580)	$2.42
Ending unreleased	-		106,586	$2.31

There are no unreleased restricted stock awards at December 31,2016.

As of December 31, 2016, there was approximately $0 of total unrecognized compensation cost, net of estimated forfeitures, related to unreleased restricted stock awards. During the year, we accelerated and released all of the remaining of employees’ unvested restricted award shares.

F-22

11. Income Taxes

The components of the provision (benefit) for income taxes for the years ended December 31, 2016 and 2015 consisted of the following:

	2016	2015
Current
Federal	$—	$—
State	—	—
Foreign	2,800	3,700
	$2,800	$3,700
Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
	—	—
Total	$2,800	$3,700

The following table summarizes the differences between income tax expense and the amount computed applying the federal income tax rate of 34% for the years ended December 31, 2016 and 2015:

	2016	2015
Federal income tax (benefit) at statutory rate	$(629,000)	$(1,491,600)
State income tax (benefit) at statutory rate	(3,700)	(8,100)
Foreign tax rate differential	(300)	700
Compensation from exercise of non-qualified stock options and restricted stock awards	2,100	3,400
SBC – NQ cancellations	163,100	23,500
Change in valuation allowance	434,000	1,470,000
Warrant liability	(10,000)	(65,100)
Meals and entertainment (50%)	2,500	7,700
Tax rate changes	(800)	(2,500)
Other items	44,900	65,700
Provision (benefit) for income tax	$2,800	$3,700

Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expense and income items for tax and financial reporting purposes. The following table sets forth those differences as of December 31, 2016 and 2015:

	2016	2015
Net operating loss carryforwards	$21,808,000	$21,033,000
Tax credit carryforwards	1,047,000	1,047,000
Compensation expense – non-qualified stock options	620,000	730,000
Deferred revenue and maintenance service contracts	1,181,000	1,344,400
Warrant liability	-	1,000
Reserves and other	73,000	157,000
Total deferred tax assets	24,729,000	24,312,000
Deferred tax liability – depreciation, amortization and capitalized software	(7,000)	(24,000)
Net deferred tax asset	24,722,000	24,288,000
Valuation allowance	(24,722,000)	(24,288,000)
Net deferred tax asset	$—	$—

F-23

For financial reporting purposes, with the exception of the year ended December 31, 2007, the Company has incurred a loss in each year since inception. Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2016 and 2015. The net change in the valuation allowance was $(434,000) and $(1,470,000) for the years ended December 31, 2016 and 2015, respectively.

At December 31, 2016, the Company had approximately $63.3 million of federal net operating loss carryforwards and approximately $6.9 million of California state net operating loss carryforwards available to reduce future taxable income. The federal loss carryforwards will begin to expire in 2018 and the California state loss carry forwards began to expire in 2015. During the years ended December 31, 2016 and 2015, the Company did not utilize any of its federal or California net operating losses. Under the Tax Reform Act of 1986, the amounts of benefits from net operating loss carryforwards may be impaired or limited if the Company incurs a cumulative ownership change of more than 50%, as defined, over a three-year period.

At December 31, 2016, the Company had approximately $1 million of federal research and development tax credits that will begin to expire in 2018.

12. Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places cash and, when applicable, cash equivalents, with high quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. As of December 31, 2016, the Company had approximately $330,400 of cash with financial institutions in excess of FDIC insurance limits. As of December 31, 2015, the Company had approximately $1,559,900 of cash with financial institutions in excess of FDIC insurance limits.

For the years ended December 31, 2016 and December 31, 2015, the Company considered the following to be its most significant customers:

	2016		2015
Customer	% Sales	% Accounts Receivable	% Sales	% Accounts Receivable
Alcatel	6.0%	0.6%	4.9%	4.6%
Broadridge	0.6%	6.3%	0.5%	4.7%
Centric Systems	5.0%	11.5%	5.0%	13.2%
Elosoft	11.0%	18.8%	10.9%	14.8%
GE	4.4%	13.8%	2.0%	4.4%
KitASP	8.0%	1.5%	3.8%	16.1%
Raytheon	3.4%	6.5%	9.4%	1.6%
Uniface	6.1%	10.9%	5.3%	1.9%
Xerox	3.2%	7.3%	3.3%	7.6%
Total	47.7%	77.2%	45.1%	68.9%

The Company performs credit evaluations of customers’ financial condition whenever necessary, and does not require cash collateral or other security to support customer receivables.

F-24

13. Commitments and Contingencies

Operating Leases.

On August 24, 2015, we entered into a new office lease effective on October 1, 2015, for our corporate headquarters in Campbell, California which is better suited to our California operations and results in significant monthly savings. The term of this lease is from October 1, 2015 through September 30, 2018.

On August 11, 2015 we entered into a sublease agreement to sublease the entirety of the South Bascom office space, our former corporate offices, to a third party. We are currently leasing 10,659 square feet under a five-year lease that, unless renewed, will expire in October 2018. The term of the sublease extends from November 1, 2015 through the end of our office lease term for that space in October, 2018. The monthly rent payments due to hopTo under this sublease fully offset the monthly rent payments due to the landlord under hopTo’s lease for that space.

The following table sets forth the net minimum lease payments we will be required to make throughout the remainder of these leases:

Year Ending December 31,
2017	$114,300
2018	68,300
$182,600

Rent expense aggregated approximately $141,700 and $396,400 for the years ended December 31, 2016 and 2015, respectively.

Contingencies. Under its Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and certain agreements with officers and directors, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer’s or director’s serving in such capacity. Generally, the term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is limited as the Company currently has a directors and officers liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2016.

F-25

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, including contractors and customers and (ii) its agreements with investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights, and often survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2016.

The Company’s software license agreements also generally include a performance guarantee that the Company’s software products will operate substantially as described in the applicable program documentation for a period of 90 days after delivery. The Company also generally warrants that services that the Company performs will be provided in a manner consistent with reasonably applicable industry standards. To date, the Company has not incurred any material costs associated with these warranties and has no liabilities recorded for these agreements as of December 31, 2016.

During the year ended December 31, 2016, we reported non-cash expense of $571,100 related to potential liquidated damages resulting from delays in filing registration statements for shares and shares underlying warrants for certain private placements that the Company closed in prior periods.   There were no such expenses recorded in the year ended December 31, 2015.  While we believe that the applicable agreements, in most cases, provide exceptions or defenses to liquidated damages that may result in the reduction or non-payment of such damages, we have chosen to accrue to the full extent potentially required by the registration rights agreements that contained liquidated damages provisions due to uncertainty of such matters. The potential liquidated damages is reported as other current liabilities on the consolidated balance sheet and as a component of general and administrative expense on the consolidated statements of operations.

During the three-month period ended September 30, 2016, our CEO and CFO voluntarily agreed with our board of directors to defer 50% of their salaries beginning September 1, 2016 until such time as the Company can reasonably pay such compensation, upon approval by the board of directors. There is currently no definitive schedule for such payments. The deferred salaries are recorded as a component of accounts payable and accrued expenses on the consolidated balance sheet.

Employment Agreement – Eldad Eilam

On August 21, 2013, our Board of Directors and Compensation Committee approved a new employment agreement for Eldad Eilam, our President and Chief Executive Officer. Under the employment agreement, Mr. Eilam will receive an annual base salary of $275,000 and will be eligible for a performance-based bonus in the discretion of our Compensation Committee. The employment agreement modified the vesting provisions of restricted shares and stock options that had previously been awarded to Mr. Eilam. Under such modified vesting provisions, which previously only accelerated in connection with a termination without cause and only in certain specified change of control situations, if Mr. Eilam’s employment is terminated as a result of death or disability, by the Company without cause, or by Mr. Eilam for good reason, or following a change in control, then all of Mr. Eilam’s unvested restricted shares and stock options shall immediately vest.

Mr. Eilam is an at-will employee, however, in the event that Mr. Eilam’s employment is terminated by the Company without cause, or Mr. Eilam terminates his employment for good reason or following a change in control, then, in addition to the vesting of Mr. Eilam’s unrestricted shares and stock options as noted above, Mr. Eilam shall receive his base salary for a period of 12 months and shall also receive payment or reimbursement for a period of 12 months of the full cost to Mr. Eilam of any Company provided health insurance that Mr. Eilam elects to obtain for Mr. Eilam and any of his eligible dependents. As a condition to Mr. Eilam receiving such payments, Mr. Eilam will have to execute and deliver to the Company a general release.

At all times that Mr. Eilam is an employee of the Company, the Company, at its own expense, shall provide life insurance on Mr. Eilam’s life with a death benefit in an amount not less than $1,000,000 and shall also maintain long-term disability insurance on Mr. Eilam.

During the three month period ended September 30, 2016, Mr. Eilam voluntarily agreed with our board of directors to defer 50% of his salary beginning September 1, 2016 until such time as the Company can reasonably pay such compensation upon approval by the board of directors.

14. Employee 401(k) Plan

In December 1998, the Company adopted a 401(k) Plan (the “Plan”), to provide retirement benefits for employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute up to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Company may make discretionary/matching contributions. During 2016 and 2015, the Company contributed a total of approximately $39,100 and $44,000, to the Plan, respectively.

F-26

15. Supplemental Disclosure of Cash Flow Information

The following table presents supplemental disclosure information for the statements of cash flows for the years ended December 31, 2016 and 2015:

	2016	2015
Cash Paid:
Income Taxes (1)	$2,900	$4,400
Interest	—	—

(1)	All such disbursements were for the payment of foreign income taxes.

During 2016 and 2015, we incurred $15,500 and $182,400, respectively, of impairment loss from writing down certain capitalized software development cost that were associated with our consumer products

During 2016, the Company reduced its warrants liability by $31,600 of which $31,600 was recorded in the Consolidated Statement of Operations.

During 2015, the Company reduced its warrants liability by $615,700, of which $208,400 was recorded in the Consolidated Statement of Operations.

During 2015, we incurred $116,400 of issuance cost for our 2015 Transaction funding for which $30,000 of cash was not disbursed.

During 2015, we reclassified our short-term security deposit for our Campbell Avenue lease of $40,700 from non-current other assets to prepaid.

16. Related Party Transactions

ipCapital Group, Inc.

On October 11, 2011, we engaged ipCapital, an affiliate of John Cronin, who is one of our directors, to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets. Our engagement agreement with ipCapital, which has been amended three times, affords us the right to request ipCapital to perform a number of diverse services, employing its proprietary processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing opportunities.

For the years ended December 31, 2016 and 2015, there were no services performed, additional charges incurred or payments made to ipCapital under the agreement.

In addition to the fees we agreed to pay ipCapital for its services, we issued ipCapital a five-year warrant to purchase up to 26,667 shares of our common stock at an initial price of $3.90 per share. Half of the warrant (13,333 shares) has a time-based vesting condition, with such vesting to occur in three equal annual installments. The first, second, and third vesting installments occurred on October 11, 2012, 2013, and 2014. The remaining 13,333 shares became fully vested upon the completion to our satisfaction of all services that we requested from ipCapital under the engagement agreement, prior to the signing of the amendments. Such performance was deemed satisfactory during 2012. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation than we would be required to pay an unaffiliated person for substantially similar services.

The exercise price of the warrant issued to ipCapital could be reset to below-market value. Consequently, we have concluded that such warrant is not indexed to our common stock; thus, we will accrete the fair value of the warrant as a liability over the anticipated service period. Additionally, in accordance with the liability method of accounting, we will re-measure the fair value of the then-outstanding warrant at each future balance sheet date and recognize the change in fair value as general and administrative compensation expense. (See Note 9) We recognized $(2,300) and $(18,100) as a component of general and administrative expense during the years ended December 31, 2016 and 2015, respectively, resulting from the change in fair value.

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The warrants expired on October 11, 2016.

ipCapital Licensing Company I, LLC

In February 2013, we entered into an IP Brokerage agreement with ipCapital Licensing Company I, LLC (“ipCLC”) (the “IP Brokerage Agreement”). At the time that we entered into this agreement, John Cronin was a partner at ipCLC. He is no longer affiliated with ipCLC. Pursuant to the IP Brokerage Agreement, we engaged ipCLC, on a no-retainer basis, to identify and present us with candidates who may be seeking to acquire a certain limited group of our patents unrelated to our current business strategy. In June 2016, we determined that the IP Brokerage Agreement is no longer in effect since ipCLC no longer exists as an entity.

17. Segment Information

The Company’s operations have historically been conducted and reported in two segments, GO-Global and hopTo, each representing a specific product line and dedicated operating resources. During the fourth quarter of 2014, the Company developed its hopTo Work product and go to market strategy, and beginning in January of 2015, it reorganized to a functional organization structure with consolidated decision-making authority over engineering, product management, sales and marketing resources. Resources in these functional departments are now shared for the development, sales and support of both the GO-Global and hopTo products. The GO-Global and hopTo Work products also have similar target customers, distribution channels, and common reseller partners.

Beginning with the three-month period ended March 31, 2015, the Company will no longer report financial results in two segments. Software revenue and services revenue for the hopTo Work product will be included in the Windows software and Windows services revenue, respectively.

Revenue by country for the years ended December 31, 2016 and 2015 was as follows:

	Years Ended December 31,
Revenue by Country	2016	2015
United States	$1,554,800	$2,267,600
Brazil	606,600	666,400
Other Countries	1,839,900	2,047,000
Total	$4,001,300	$4,981,000

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HOPTO INC.

PROSPECTUS

4,352,317 shares of

Common Stock

__________, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

SEC Filing Fee	$2,530	+
State Securities Filing Fees	n/a	*
Legal Fees and Expenses	5,000	*
Accounting Fees and Expenses	3,000	*
Printing Expenses	n/a	*
Miscellaneous Expenses	n/a	*
Total	$10,530	*

*	Estimated
+	Previously paid with original filing of each registration statement.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent of such corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation for certain limitations on a director being personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s certificate of incorporation provides for such elimination of liability to provide that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the Company or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

●	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care. The Company maintains directors and officers liability insurance.

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Item 15. Recent Sales of Unregistered Securities

On July 28, 2015, we sold an aggregate of 1,924,266 shares of common stock to certain accredited investors at a purchase price of $1.21 per share. In addition, on that date, we sold an additional 181,653 shares of common stock at the same price to our CEO Eldad Eilam and CFO Jean-Louis Casabonne, and directors Michael Brochu, Sam Auriemma, John Cronin, and Jeremy Verba. The shares of common stock sold in the 2015 Private Placement were offered and sold without registration under the Securities Act pursuant to Section 4(a)(2) thereof and in reliance on Rule 506 of Regulation D promulgated thereunder.

During the year ended December 31, 2015, we made restricted stock awards for an aggregate 15,000 shares of common stock. The valuation of the restricted stock awards was based on the closing fair market value of our common stock on the grant date. For the awards made to employees, such fair market value ranged from $1.95 to $2.40 per share. During the year ended December 31, 2014, restricted stock awards for an aggregate 291,467 shares of common stock, at a weighted average award date fair market value of $2.40 per share, were awarded. The grant of such restricted stock awards was not registered under the Securities Act because the restricted stock awards were offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to section 4(2).

On January 7, 2014, we entered into the 2014 Agreement, with a limited number of “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act, pursuant to which we issued and sold for cash units consisting of an aggregate of 753,333 shares of our common stock and warrants to purchase an aggregate 376,667 shares of our common stock. The purchase price was $4.50 per unit. The warrants have an exercise price of $6.00 per share and are exercisable from January 7, 2014 through January 7, 2019. We offered and sold our shares and warrants in the 2014 Private Placement without registration under the Securities Act pursuant to Section 4(2) of the Securities Act and in compliance with Rule 506 of Regulation D promulgated thereunder.

During the year ended December 31, 2013, restricted stock awards for an aggregate 124,500 shares of common stock, at a weighted average award date fair market value of $6.60 per share, were awarded to certain non- executive employees. The grant of such restricted stock awards was not registered under the Securities Act because the restricted stock awards were offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to section 4(2).

Effective September 18, 2013, we entered into a consulting agreement with an investor relations firm to provide us with a variety of investor relations services. As part of their compensation, we issued to them a warrant to purchase 20,833 shares of our common stock at an exercise price of $7.50 per share. On February 11, 2014, we served notice to them that we were cancelling our consulting agreement with them, effective April 11, 2014. Under the terms of the consulting agreement, 11,285 of the warrants that had been issued to them were vested as of the cancellation date, and 9,548 unvested warrants were forfeited. The issuance of such warrant and common stock upon exercise thereof was not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act, pursuant to Section 4(2) and/or in compliance with Rule 506 thereunder.

On August 9, 2013, we consummated the Offer to Exercise with holders of warrants issued in the 2011 Private Placement who were not parties to the Exercise Agreement. We were obligated to conduct the Offer to Exercise under the terms of the Exercise Agreement. In connection with the Offer to Exercise, warrants to purchase an aggregate of 20,333 shares of our common stock were exercised for which we received cash proceeds of $64,000. In consideration for the early exercise of these warrants, we issued an aggregate of 10,167 New Warrants at an exercise price of $15.00 per warrant, with a term of five years from issuance. Each of the warrant holders represented to us that they were “accredited investors.” The issuance of such common stock upon exercise and the issuance of the New Warrants was not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act, pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

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On June 17, 2013, we entered into, and subsequently consummated, the Exercise Agreement with five of the largest investors in our September 1, 2011 Private Placement, providing for the exercise for cash by such investors of warrants to purchase an aggregate of 600,000 shares of our common stock. We received cash proceeds of $2.34 million as a result of the warrants exercised. In consideration for the early exercise of these warrants, we issued to the exercising holders an aggregate of 300,000 New Warrants to purchase common stock at an exercise price of $15.00 per warrant, with a term of five years from issuance. Each of the warrant holders represented to us that they were “accredited investors.” The issuance of such common stock upon exercise and the issuance of the New Warrants was not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act, pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The exhibits are incorporated by reference from the Exhibit Index attached hereto.

(b)	Financial Statements. The financial statements set forth in the Index to Consolidated Financial Statements under Part II, Item 8 of our Form 10-K which is attached as Appendix A to and forms a part of the prospectus, are hereby incorporated by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede of modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on the 19th day of April, 2017.

HOPTO INC.

By:	/s/ ELDAD EILAM
Eldad Eilam
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ELDAD EILAM	Chief Executive Officer, President and Director	April 19, 2017
Eldad Eilam	(Principal Executive Officer)

/s/ JEAN-LOUIS CASABONNE	Chief Financial Officer	April 19, 2017
Jean-Louis Casabonne	(Principal Financial Officer and Principal
Accounting Officer)

*	Director	April 19, 2017
Sam M. Auriemma

*	Director	April 19, 2017
Michael A. Brochu

*	Director	April 19, 2017
John Cronin

*	Director	April 19, 2017
Jeremy E. Verba

*	Director	April 19, 2017
Ashfaq Munshi

*By:	/s/ ELDAD EILAM
Eldad Eilam
Attorney-in-fact.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of Registrant, as amended (1)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of GraphOn Corporation (19)
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of hopTo Inc. (28)
3.4	Second Amended and Restated Bylaws of Registrant (2)
4.1	Form of certificate evidencing shares of common stock of Registrant (3)
4.4	Exercise Agreement, dated June 17, 2013 (including Allonge to 2011 warrants) (20)
4.5	Form of New Warrant issued on June 17, 2013 (20)
4.6	Registration Rights Agreement, dated June 17, 2013 (20)
4.7	Form of Warrant issued on January 7, 2014 (21)
4.8	Registration Rights Agreement, dated January 7, 2014 (21)
5.1	Opinion of Manatt, Phelps & Phillips, LLP (32)
10.1*	Restricted Stock Agreement (1 of 2) with Eldad Eilam dated August 15, 2012 (15)
10.2*	Restricted Stock Agreement (2 of 2) with Eldad Eilam dated August 15, 2012 (15)
10.3*	Restricted Stock Agreement with Christoph Berlin dated August 15, 2012 (15)
10.4*	Restricted Stock Agreement with Robert Dixon dated August 15, 2012 (15)
10.5	Separation Agreement, dated April 12, 2012, between Registrant and Robert Dilworth (14)
10.6	Release, dated April 12, 2012, between Registrant and Robert Dilworth (14)
10.7	1998 Stock Option/Stock Issuance Plan of Registrant (7)
10.8	Supplemental Stock Option Agreement, dated as of June 23, 2000 (7)
10.9	2005 Equity Incentive Plan (8)
10.10	2008 Equity Incentive Plan, as Amended (9)
10.11*	Employment Agreement, dated August 21, 2013, by and between Registrant and Eldad Eilam (16)
10.12*	Director Severance Plan (11)
10.13*	Key Employee Severance Plan (11)
10.16(a)*	Engagement Agreement, dated October 11, 2011, by and between Registrant and ipCapital Group, Inc. (5)
10.16(b)*	First Addendum to the Engagement Agreement by and between Registrant and ipCapital Group, Inc., dated as of November 7, 2011 (12)
10.16(c)*	Second Addendum to the Engagement Agreement by and between Registrant and ipCapital Group, Inc., dated as of November 14, 2011 (12)
10.16(d)*	Third Addendum to the Engagement Agreement by and between Registrant and ipCapital Group, Inc., dated as of January 20, 2012 (13)
10.17	First Amendment to Office Lease between Registrant and CA-Pruneyard Limited Partnership, dated as of October 7, 2013 (27)
10.18	Consulting Agreement, dated February 1, 2012, by and between Registrant and Steven Ledger/Tamalpais Partners LLC (22)
10.19	Amendment to Consulting Agreement, by and between Registrant and Steven Ledger/Tamalpais Partners, LLC, dated August 1, 2013 (16)
10.20	Intellectual Property Brokerage Agreement by and between Registrant and ipCapital Licensing Company I, LLC, dated as of February 4, 2013 (17)
10.21*	Consulting Agreement, dated March 29, 2013, by and between Registrant and Gordon Watson (23)
10.22*	Consulting Agreement, dated November 18, 2013, by and between Registrant and ipCreate, Inc. (24)
10.23	Securities Purchase Agreement, dated January 7, 2014 (21)
10.24*	Consulting Agreement, dated March 17, 2014, by and between Registrant and Steven Ledger (25)
10.25	Separation Agreement, dated March 12, 2014, by and between Registrant and Christoph Berlin (25)
10.26	Employment Letter dated April 30, 2014 and executed May 5, 2014 between Registrant and Jean-Louis Casabonne (26)
10.27	Sublease dated August 11, 2015, by and between Registrant and CDNetworks (31)
10.28	Securities Purchase Agreement, dated as of July 24, 2015 (29)
10.29	Registration Rights Agreement, dated as of July 28, 2015 (29)
10.30	Lease Agreement effective October 1, 2015 between the Registrant and Heritage Village Offices (30)
10.31*	2012 Equity Incentive Plan (33)
14.1	Code of Ethics (6)
21.1	Subsidiaries of Registrant (31)
23.1	Consent of Macias Gini & O’Connell LLP
23.2	Consent of Manatt, Phelps & Phillips, LLP (contained in opinion included under Exhibit 5.1)
24.1	Power of Attorney (34)

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*Management or compensatory plan or arrangement

(1)	Filed on April 2, 2007 as an exhibit to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and incorporated herein by reference.

(2)	Filed on March 31, 2010 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated herein by reference.

(3)	Filed on September 19, 1996 as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-11165), and incorporated herein by reference.

(4)	Reserved.

(5)	Filed on October 13, 2011 as an exhibit to Registrant’s Current Report on Form 8-K and incorporated herein by reference.

(6)	Filed on March 30, 2004 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference.

(7)	Filed on June 23, 2000 as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-40174), and incorporated herein by reference.

(8)	Filed on November 25, 2005 as an exhibit to the Registrant’s definitive Proxy Statement for the Registrant’s 2005 Annual Meeting, and incorporated herein by reference.

(9)	Filed on September 29, 2011 as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-177069) and incorporated herein by reference.

(10)	Reserved.

(11)	Filed on November 14, 2011 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, and incorporated herein by reference.

(12)	Filed on November 23, 2011 as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, and incorporated herein by reference.

(13)	Filed on February 14, 2012 as an exhibit to the Registrant’s Current Report on Form 8-K and incorporated herein by reference.

(14)	Filed on May 21, 2012 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and incorporated herein by reference.

(15)	Filed on November 14, 2012 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly reporting period ended September 30, 2012, and incorporated herein by reference.

(16)	Filed on August 27, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated August 21, 2013, and incorporated herein by reference.

(17)	Filed on February 19, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, and incorporated herein by reference.

(18)	Submitted electronically with the original Form 10-K.

(19)	Filed on September 10, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated September 9, 2013, and incorporated herein by reference.

(20)	Filed on June 24, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated June 17, 2013, and incorporated herein by reference.

(21)	Filed on January 13, 2014 as an exhibit to the Registrant’s Current Report on Form 8-K, dated January 7, 2014, and incorporated herein by reference.

(22)	Filed on April 16, 2012 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, and incorporated herein by reference.

II-6

(23)	Filed on April 3, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated March 29, 2013, and incorporated herein by reference.

(24)	Filed on December 12, 2013 as an exhibit to the Registrant’s Current Report on Form 8-K, dated December 11, 2013, and incorporated herein by reference.

(25)	Filed on March 18, 2014 as an exhibit to the Registrant’s Current Report on Form 8-K, dated March 12, 2014, and incorporated herein by reference.

(26)	Filed on May 12, 2014 as an exhibit to the Registrant’s Current Report on Form 8-K, dated March 9, 2014, and incorporated herein by reference.

(27)	Filed on March 31, 2014 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, and incorporated herein by reference.

(28)	Filed on February 1, 2016 as an exhibit to the Registrant’s Current Report on Form 8-K, dated January 27, 2016, and incorporated herein by reference.

(29)	Filed on July 30, 2015 as an exhibit to the Registrant’s Current Report on Form 8-K, dated July 24, 2015, and incorporated herein by reference.

(30)	Filed on September 10, 2015 as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-206861), and incorporated herein by reference.

(31)	Filed on March 30, 2016 as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated herein by reference.

(32)	Filed on August 16, 2013 as an exhibit to Registrant’s Registration Statement on Form S-1 (File No. 333-190681), filed on May 30, 2014 as an exhibit to Registrant’s Registration Statement on Form S-1 (File No. 333-193666), and filed on September 10, 2015 as an exhibit to Registrant’s Registration Statement on Form S-1 (File No. 333-206861), all of which are incorporated herein by reference.

(33)	Filed on October 5, 2012 as Exhibit A to Registrant’s Proxy Statement on Schedule 14A, and incorporated herein by reference.)

(34)	Filed on September 10, 2015, January 30, 2014, and August 16, 2013 as part of the signature page to the Registrant’s Registration Statements on Form S-1 (File Nos. 333-206861, 333-193666, and 333-190681), and incorporated herein by reference.

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